UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN EAGLE OUTFITTERS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AEO INC. PROXY REPORT 2025

American Eagle is a youth culture brand grounded in denim. Our purpose extends beyond making the best jeans–we embrace self ex pression, culture, optimism and connection. All are welcome at AE. We empower our community to be who they want to be, so everyone can get out there and Live Your Life. Aerie offers the comfiest intimates, apparel, swim and accessories made to wear in and out. Aerie Real stands for inclusivity and real representation. We celebrate our community by advocating for power, positivity and no retouching. Always & forever REAL™

May 15, 2025

Dear Fellow Stockholders:

Fiscal 2024 was a positive year for AEO, fueled by our strong brand portfolio and the strength and determination of our amazing associates. Revenue hit an all-time high, and we achieved meaningful profit expansion. In March 2024, we introduced our three-year growth strategy, “Powering Profitable Growth,” which aims to focus the organization on three key priorities:

•  Amplify our Brands;

•  Execute with Financial Discipline; and

•  Optimize our Operations

We achieved excellent results in the first year of the three-year plan. Revenue hit $5.3 billion and adjusted operating income(1) increased 19% year over year, marking one of the strongest fiscal years in our history. This contributed to significant operating margin expansion, in line with our long-term vision for driving structural improvements across the business.

Within our Amplify pillar, both American Eagle and Aerie continued to resonate strongly with customers. Across brands, we expanded our customer base and delivered positive comparable sales growth. We also continued to Optimize our Operations, making strategic investments in our store fleet and digital platform. This work contributed to positive growth in both channels in Fiscal 2024. Sharp expense controls and greater efficiencies led to higher profit flow as we remain focused on executing consistently with financial discipline.

As I look back on Fiscal 2024, I am particularly proud of the following achievements:

•	Revenue of $5.3 billion rose 1%, marking a new record. Comparable sales increased 4%, with broad-based strength across brands and channels.

•

Operating income of $427 million and adjusted operating income(1) of $445 million increased 19%, which was our second highest adjusted operating income result since Fiscal 2012. Operating margin was 8.0%, and adjusted operating margin(1) increased 120 basis points to 8.3%.

•

Aerie achieved record revenue on comparable sales growth of 5%. Soft apparel and our activewear collection OFFLINE were key highlights, marked by a very successful extension into sleepwear and continued strength in activewear, where our powerful platform combined with our winning price, quality and value equation continues to differentiate us in the market. In leggings, OFFLINE by Aerie is now the #2 ranked specialty brand in our core customer demographic.

•

American Eagle drove comparable sales growth of 3%, closing the fiscal year with its sixth consecutive quarter of expansion. We maintained our #1 ranking in denim with our core customer base. Women’s was a standout, reflecting strong traction with new dressing occasions. Additionally, men’s saw sequential improvement, and we were pleased to see new concepts like 24/7 activewear resonate.

•

Strong operating cash flow of $477 million enabled us to invest in our brands and return over $280 million in cash to stockholders. This included $96 million in dividends and $191 million in share repurchases, reflecting 9.5 million shares. Additionally, in March 2025, our Board of Directors authorized an additional 50 million shares for repurchase and we announced a $200 million accelerated share repurchase program.

As we look to the future, we remain excited about our long-term opportunity to grow our incredible portfolio of brands. I believe that our team’s determination, focus and creativity will continue to drive us forward.

2025 Proxy Statement	|	1

On behalf of our Board of Directors and our entire team, thank you for your continued support and investment in American Eagle Outfitters.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

(1)

Adjusted operating income and adjusted operating margin are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), which are commonly referred to as non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional detail on and reconciliation of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2	|

Notice of Annual Meeting of Stockholders of American Eagle Outfitters, Inc.

Meeting Time and Date:

11:00 a.m., Eastern Daylight Time on Wednesday, June 25, 2025

Virtual Meeting Location:

American Eagle Outfitters, Inc. (“AEO,” the “Company,” “us,” “we,” and “our”) will host a virtual-only meeting of stockholders in 2025 (the “2025 Annual Meeting”), conducted exclusively via live audiocast. There will not be a physical location for the 2025 Annual Meeting, and you will not be able to attend the meeting in person. See below for important information.

To Our Stockholders:	Vote Your Shares Right Away

We will hold our 2025 Annual Meeting on Wednesday, June 25, 2025. Stockholders will be asked to vote on the following proposals:

1.  The election of Deborah A. Henretta and Cary D. McMillan as Class III directors to serve until the 2028 Annual Meeting of Stockholders;

2.  The ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for Fiscal 2025;

3.  A non-binding, advisory vote to approve the Fiscal 2024 compensation of our named executive officers (“say on pay” vote); and

4.  Such other business as may properly come before the meeting or any adjournment, postponement, or continuation thereof.

The Board of Directors (“Board”) is soliciting proxies to be used at the 2025 Annual Meeting. We will first release the Proxy Statement and the form of proxy to stockholders beginning on or about May 15, 2025.

The 2025 Annual Meeting will be held exclusively online via live webcast. This format allows authenticated stockholders to virtually attend from any location around the world, at no cost to them. While stockholders will not be able to attend the meeting at a physical location, authenticated stockholders will be able to attend the meeting online, vote their shares electronically and submit questions during the meeting.

To participate in the 2025 Annual Meeting, you must first register at https://web.viewproxy.com/ae/2025 by 11:59 PM ET on June 22, 2025. You will receive a meeting invitation by email with your unique join link, along with a password, prior to the meeting date. Whether or not you plan to virtually attend the 2025 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described to the right on this page. You also may vote online during the 2025 Annual Meeting by following the instructions provided on the meeting website during the 2025 Annual Meeting. For more information, please see page 74.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

May 15, 2025

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on May 1, 2025.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2025:

The Notice of Annual Meeting, the accompanying Proxy Statement and our Annual Report for the fiscal year ended
February 1, 2025 (“Annual Report”) are all available, free of charge, at https://web.viewproxy.com/ae/2025.

2025 Proxy Statement	|	3

Forward-Looking Statements and Website Information

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including, without limitation, in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including our forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “strategy,” “targets,” “will,” “would,” or other words of similar meaning. Without limiting the generality of the foregoing, forward-looking statements contained in this Proxy Statement include expectations regarding future financial performance, including future stock price performance as it relates to our compensation programs, our ability to successfully implement and execute on our strategic initiatives and our environmental, social and governance (“ESG”) initiatives and goals, and whether we are able to achieve the anticipated results of such initiatives and goals. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

This document includes several website addresses. The content of any websites and materials named, hyperlinked or otherwise referenced herein are not incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

4	|

2025 Proxy Statement	|	5

6	|

OTHER MATTERS	79

HOUSEHOLDING	79

ADDITIONAL INFORMATION	79

APPENDIX A	A-1

Description and Reconciliation of Non-GAAP Measures	A-1

2025 Proxy Statement	|	7

PROXY SUMMARY

In this Proxy Statement, American Eagle Outfitters, Inc. (together with its subsidiaries) is referred to as “AEO,” the “Company,” “we,” “us” or “our.” References throughout this Proxy Statement to “Fiscal 2023” and “Fiscal 2024” refer to our fiscal years ended February 3, 2024 and February 1, 2025, respectively, and references to “Fiscal 2025” refer to our fiscal year ending January 31, 2026.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) to vote your shares at the Annual Meeting of Stockholders to be held on June 25, 2025, at 11:00 a.m., Eastern Daylight time (the “2025 Annual Meeting”), and at any adjournment, postponement or continuation thereof. This Proxy Statement is first being mailed or released to the stockholders on or about May 15, 2025.

This summary highlights information contained in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. Please see “Information about this Proxy Statement and the Annual Meeting” beginning on page 74.

In order to attend the virtual 2025 Annual Meeting, you must register at https://web.viewproxy.com/ae/2025 by 11:59 p.m. Eastern Daylight Time on June 22, 2025. On the day of the 2025 Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your meeting registration confirmation. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see page 74 for important information.

2025 Annual Meeting of Stockholders

June 25, 2025 11:00 a.m., Eastern Daylight Time	Virtual Meeting Only Register at https://web.viewproxy.com/ae/2025 by 11:59 p.m. Eastern Daylight Time on June 22, 2025 in order to virtually attend the meeting.

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For More Information

PROPOSAL 1 — Election of Class III Directors	FOR	See page 16

Each of the two Class III Director nominees, Deborah A. Henretta and Cary D. McMillan, possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management.

PROPOSAL 2 — Ratification of the Appointment of EY	FOR	See page 41

The Board’s Audit Committee has approved the appointment of Ernst & Young LLP (“EY”) as the Company’s independent auditor for Fiscal 2025. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of EY.

PROPOSAL 3 — Fiscal 2024 Say-on-Pay Vote	FOR	See page 43

The Company’s executive compensation programs are designed to create a direct link between stockholders’ interests and those of management, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals.

8	|

PROXY STATEMENT SUMMARY

Business Highlights Fiscal 2024: Overview

Fiscal 2024 was a positive year for AEO. Revenue increased to a record $5.3 billion and adjusted operating income(1) increased 19% compared to Fiscal 2023. Performance was driven by our three-year growth strategy, “Powering Profitable Growth,” which aims to focus the organization on three key priorities:

•	Amplify our Brands;

•	Execute with Financial Discipline; and

•	Optimize our Operations.

We delivered positive comparable sales growth across brands and channels and expanded our customer base. Aerie achieved record revenue, rising 4% to $1.7 billion and American Eagle revenue of $3.4 billion increased 1%.

Profit margins saw significant expansion in Fiscal 2024. This was fueled by winning merchandising initiatives, in addition to strong inventory controls and efficiency gains aligned with our Optimize and Execute pillars. GAAP operating margin was 8.0%. Excluding impairment and restructuring charges, the adjusted operating margin(1) of 8.3% expanded 120 basis points driven by improvement across brands.

We generated strong operating cash flow of $477 million in Fiscal 2024. This enabled management to invest $223 million in capital expenditures to fuel continued growth across our brands. Additionally, we returned $287 million in cash to stockholders. This included $96 million in dividends and $191 million in share repurchases, amounting to 9.5 million shares. In March 2025, our Board of Directors authorized an additional 50 million shares for repurchase, reflecting a high level of confidence in AEO’s long-term growth prospects. We have since announced a $200 million accelerated share repurchase program.

Key Operating Highlights:

Record Revenue:

•	In Fiscal 2024, consolidated revenue increased 1% to a record $5.3 billion. This included an approximately $60 million adverse impact from one less selling week. Comparable sales increased 4%.

•

Aerie revenue grew 4% with comparable sales up 5% from Fiscal 2023. American Eagle revenue rose 1% with comparable sales up 3% for the fiscal year. Momentum across both brands was fueled by strong merchandise collections, product innovation and strategic growth initiatives.

•	In Fiscal 2024, digital revenue increased 5% driven by positive traffic and higher transactions. Store revenue was flat as compared to Fiscal 2023.

(1)

Adjusted operating income and adjusted operating margin are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional details on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2025 Proxy Statement	|	9

PROXY STATEMENT SUMMARY

Meaningful Operating Income and Margin Expansion in Fiscal 2024

•

In Fiscal 2024, we delivered $427 million in operating income and $445 million in adjusted operating income(1), including a $5 million adverse impact from one less selling week. This compared to operating income of $223 million and adjusted operating income(1) of $375 million in Fiscal 2023.

•

The 19% growth in adjusted operating income(1) was driven by strong comparable sales growth, expense controls and lower incentives, with a partial offset from higher markdowns and an increased investment in advertising.

•

Operating margin was 8.0% and adjusted operating margin(1) increased to 8.3% from 7.1% in Fiscal 2023. The 120 basis points increase was driven by gross margin expansion and selling, general and administrative (“SG&A”) leverage.

Aerie Achieved Record Revenue and Expanded its Customer Base

•

During Fiscal 2024, Aerie revenue of $1.7 billion rose 4% from Fiscal 2024 with comparable sales up 5%. Growth was led by soft apparel and OFFLINE activewear. Additionally, an extension into sleepwear helped offset softness in swimwear and intimates.

•	New store expansion and marketing initiatives continued to build greater awareness.

(1)

Adjusted operating income and adjusted operating margin are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional details on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

10	|

PROXY STATEMENT SUMMARY

American Eagle Expanded, Closing the Fiscal Year with its Sixth Consecutive Quarter of Expansion

•

During Fiscal 2024, American Eagle revenue of $3.4 billion increased 1%, with comparable sales growing 3%. Growth was led by women’s apparel reflecting strong traction with new dressing occasions, while men’s saw sequential improvement through the fiscal year.

•	Compelling marketing and customer engagement strategies supported expansion in the customer count.

Strong Operating Cash Flow Fueled Brand Investment and Returns to Stockholders

•	During Fiscal 2024, we generated $477 million in operating cash flow. Our cash and short-term investments ended the fiscal year at $359 million.

•	Capital investments totaled $223 million for the fiscal year and were focused on long-term, brand-building initiatives, including store and digital growth.

•	The Company returned over $280 million in cash to stockholders, including $96 million in dividends and $191 million in share repurchases, reflecting 9.5 million shares.

*	Includes short-term investments

2025 Proxy Statement	|	11

PROXY STATEMENT SUMMARY

Board and Corporate Governance Highlights

Our Board believes that strong corporate governance is essential to achieving long-term stockholder value and we are committed to maintaining an effective governing framework. We continually evaluate our corporate governance policies and practices against emerging issues and prevailing best practices to ensure that we maintain the appropriate and necessary balance of ideas, perspectives, skills and expertise in the boardroom. We believe that this practice best serves the interests of our many stakeholders and helps to enable effective oversight of the Company’s strategy and management. Below are highlights of our corporate governance framework.

•

Highly Talented, Skilled and Experienced Board of Directors. Our Board embodies a broad set of experiences, qualifications, attributes, skills and viewpoints that are vital to the success of our Company. The strength of our Board members, in turn, strengthens the Board’s ability to carry out its oversight role on behalf of our stockholders. See the table on page 28 for a summary of the range of skills and experiences that each director brings to the Board, and that we find to be relevant to our business.

•

Six of Our Seven Directors and All of Our Committee Members are Independent. The Board is composed of seven directors, with only one non-independent director—our CEO, Jay Schottenstein. Mr. Schottenstein has served as Chairman of our Board since 1992 and as our CEO since 2015, as well as on multiple other occasions throughout our history. Only our independent directors serve on our three standing Board Committees.

•

Robust Lead Independent Director Role. To further our commitment to independent oversight, our Board structure includes a Lead Independent Director role. Our current Lead Independent Director, Mr. Spiegel, has substantial duties specifically documented in our Corporate Governance Guidelines, including presiding over meetings of our independent directors, providing input on materials sent to the Board, and approving Board meeting schedules to ensure that there is sufficient time for Board discussion and deliberation.

•

Highly Engaged Board of Directors. Our Board and its Committees held a total of 40 meetings during Fiscal 2024 with a 99% aggregate attendance rate. Our Board and its Committees may engage independent advisors at their sole discretion.

•

Meaningful and Appropriate Risk Oversight. Our Board and its Committees actively monitor and oversee the Company’s risk management program including strategic, competitive, economic, geopolitical, operational, financial, legal, regulatory, cybersecurity, AI, culture, compliance and reputational risks.

•

Focused and Thoughtful Approach to Board Refreshment. Our Board routinely considers necessary and appropriate succession planning and adds new directors when it identifies candidates that it believes have experience, skill sets and other characteristics that will enhance Board effectiveness.

•

Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may simultaneously serve. Board members who are executive officers of other public companies may not serve on more than two public company boards (including our Board), and Board members who are retired from full-time employment may not serve on more than four public company boards (including our Board). Additionally, our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating, Governance and Corporate Social Responsibility Committee (the “Nominating Committee”).

•

Strong Director Education Program. AEO has a robust director education program to enhance our directors’ knowledge on topics and risks relevant to oversight of our business. Our directors regularly hear from third-party experts on topics pertinent to our industry and the Company. We also reimburse directors for outside educational programs.

•

Meaningful Stock Ownership Requirements. We maintain stock ownership guidelines that are applicable to our directors and executives. Our non-employee directors must, within five years of joining the Board, hold Company stock worth at least five times their annual cash retainer. In the case of our CEO, the stock ownership guideline is six times his base salary and, in the case of our other named executive officers, the guideline is three times their respective base salaries.

•

Director Elections by Majority Vote with Resignation Policy. In an uncontested election, our directors are elected by a majority of votes cast and, if a director does not receive a majority of votes cast, he or she must promptly tender his or her resignation to the Board (with the Board determining whether to accept or reject such resignation, taking into consideration the Nominating Committee’s recommendation on whether to accept or reject such resignation).

•

Prohibition on Hedging or Pledging Company Stock. We maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with respect to Company stock.

12	|

PROXY STATEMENT SUMMARY

•

Safeguards Against Insider Trading. We adopted the AEO Policy on Insider Trading (the “Insider Trading Policy”) that applies to all associates, officers, directors, and individuals working on behalf of the Company (e.g., consultants and independent contractors) or any of its subsidiaries or affiliates, as well as the Company itself. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations with respect to the purchase, sale, and/or other dispositions of the Company’s securities, as well as the applicable rules and regulations of the New York Stock Exchange.

•

Ongoing Stockholder Engagement. As a matter of policy and practice, we foster and encourage engagement with our stockholders on an ongoing basis. We welcome feedback and value regular dialogue with our stockholders. Further information regarding our Fiscal 2024 stockholder engagement efforts is outlined on page 36.

Director Snapshot

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships	Other Current Public Company Directorships

Sujatha Chandrasekaran	57	2018	Former Senior Executive Vice President, Chief Digital and Information Officer, CommonSpirit Health	Yes	• AC • CC • NC	• ATOS SE (EPA: ATO) • Brenntag SE (FRA: BNR) • Jabil (NYSE: JBL)

Deborah A. Henretta	63	2019	Former Group President, Procter & Gamble Global Beauty	Yes	• AC • CC • NC	• Corning, Inc. (NYSE: GLW) • Meritage Homes Corporation (NYSE: MTH) • NiSource (NYSE: NI)

Cary D. McMillan	67	2007	Former Chief Executive Officer of True Partners Consulting, LLC	Yes	• AC • CC† • NC	• Hyatt Corporation (NYSE: H)

Janice E. Page	76	2004	Former Group Vice President of Sears	Yes	• AC • NC† • CC	—

David M. Sable	71	2013	Vice Chair of Stagwell	Yes	• AC • CC • NC	• Ethan Allen Interiors Inc. (NYSE: ETD)

Jay L. Schottenstein	70	1992	Chief Executive Officer of the Company	No	—	• Designer Brands Inc. (NYSE: DBI)

Noel J. Spiegel*	77	2011	Former Deputy Managing Partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC	• Radian Group Inc. (NYSE: RDN)

AC Audit Committee

CC Compensation Committee

NC Nominating Committee

† Committee Chair

* Lead Independent Director

We encourage our associates and directors to bring their authentic selves to their work, but we also believe that, like our associates, our Board members have the right to choose to identify whether or to what extent they belong to a particular community. The following charts are based on self-identification information voluntarily provided by the independent directors, which they have consented to disclose in this Proxy Statement:

2025 Proxy Statement	|	13

PROXY STATEMENT SUMMARY

Compensation Highlights from Fiscal 2024

Fiscal 2024 was marked by positive performance, producing record revenue and a 19% gain in adjusted operating income(1). Our leaders drove the results that set a strong foundation in the first fiscal year of our long-term corporate strategy of “Powering Profitable Growth.” Specifically, they led efforts to drive revenue growth, improve profitability and expand both the AE and Aerie brands while streamlining strategic priorities. The strength of their business and leadership capabilities were key to the delivery of our results, and overall compensation was linked to the strength of our performance.

•	Earnings Before Interest and Taxes, (“EBIT”)(1) performance resulted in a 110% annual incentive bonus payment for Fiscal 2024.

•

Relative TSR (“RTSR”)(2) achievement over the three-year performance period ended February 1, 2025 resulted in the performance-based restricted stock units (“PSUs”) granted in Fiscal 2022 being earned at 85% of target.

(1)

Adjusted operating income and EBIT are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional details on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

(2)	For the 2022 PSUs, RTSR performance was measured against performance of the S&P 1500 Specialty Retail Index companies.

Additional specific executive compensation highlights for Fiscal 2024 include:

•

Alignment of CEO Pay with Performance. For Fiscal 2024, 88% of our CEO’s target compensation was variable or at risk and subject to the achievement of performance goals and changes in stockholder value, as demonstrated in the chart below.

Chief Executive Officer

Base Salary 12%
Target Bonus 22%
RSU(3) 13%
NSO(2) 20%
PSU(1) 33%
CASH
STOCK
TOTAL AT RISK 88%

(1)	RSUs are defined as time-based restricted stock units
(2)	NSOs are defined as nonqualified stock options
(3)	PSUs are defined as performance-based restricted stock units

•

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on matters related to the CEO’s and other executive officers’ compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

•	No Payment of Dividends on Unearned/Unvested Awards. We do not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•

Clawback Policy. The Company maintains an Incentive Based Compensation Recovery Policy (the “Clawback Policy”). Current executive officers of the Company have agreed in writing to the terms and conditions of the Clawback Policy. Under the Clawback Policy, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the federal securities laws, the Company will recoup any erroneously awarded incentive-based compensation from the Company’s current and former executive officers. Additionally, the Company’s 2023 Stock Award and Incentive Plan (the “2023 Stock Plan”) includes additional award forfeiture provisions that provide for the cancellation or forfeiture of an award (in full or in part) in the event that the award recipient engages in misconduct related to the restatement of financial statements.

•

No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other executive officers, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

14	|

PROXY STATEMENT SUMMARY

•

Double-Trigger Change-in-Control Benefits and Vesting. In the event of a change in control, our executive officers, other than our CEO, will only receive benefits if there is a qualifying termination of employment (i.e., a double-trigger). Our CEO does not have a change-in-control agreement with the Company. All of our executive officers’ equity incentive awards are double-trigger.

•	No Change-in-Control Tax Gross-Ups. We do not provide tax gross-ups on change-in-control benefits.

•	Stock Ownership Guidelines. We have stock ownership guidelines for both the Board and management to ensure a commonality of interest with stockholders.

•	Anti-Hedging and Anti-Pledging Policy. Policies are in place that prohibit both employees and Board members from engaging in these practices.

2025 Proxy Statement	|	15

PROPOSAL ONE: ELECTION OF CLASS III DIRECTORS

General

In accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), the Board is divided into three classes, with each such class elected for a three-year term and consisting, as nearly as possible, of one-third of the total number of directors. The Charter provides that the number of the directors of the Company may be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board, provided that the minimum number of directors shall be fixed at no less than three (3) and the maximum number of directors shall be fixed at no more than fifteen (15). In August 2024, the Board increased the size of the Board from seven to eight members and appointed Stephanie Pugliese as a Class III director; however, in April 2025, Ms. Pugliese resigned from the Board due to her appointment as a President and Chief Executive Officer of another publicly traded company. The size of the Board is currently set at seven directors.

On the recommendation of the Nominating Committee, the Board has nominated Deborah A. Henretta and Cary D. McMillan, each of whom is currently a director of the Company, to be elected as Class III directors at the 2025 Annual Meeting. If re-elected, the Class III directors will serve for three-year terms ending at the 2028 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The terms of the remaining Class I and Class II directors are scheduled to expire at the Annual Meetings of Stockholders to be held in 2026 and 2027, respectively.

Biographical information regarding each director nominee and each incumbent director is set forth below as of May 1, 2025. In addition, information about each director’s specific experience, attributes and skills that has led the Board to believe that each of the directors is highly qualified to serve as a member of the Board is set forth below.

Each of our directors contributes to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and experienced and have extensive track records of success in what we believe are highly relevant positions with a variety of well-respected companies in a wide range of industries. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

Each of the director nominees has consented to be named as a nominee. If a director nominee should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that either director nominee will be unavailable or, if elected, unable to serve.

16	|

PROPOSAL ONE: ELECTION OF CLASS III DIRECTORS

The Board of Directors recommends that the stockholders vote “FOR”

each of the following Class III director nominees:

Deborah A. Henretta
Age: 63

BACKGROUND

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development, and government relations. She joined Procter & Gamble (“P&G”) in 1985. In 2005, she was appointed President acting as Senior Executive Officer of P&G’s business in Association of Southeast Asian Nations, Australia and India. She was appointed group president of P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta is a partner at Council Advisors (formerly G100 Companies) where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including in the areas of digital transformation and cybersecurity, as well as a partnership program for New Director Training. She holds an M.A. in advertising from Newhouse School of Communications and a B.A. in communications and an Honorary Ph.D. in humane letters from St. Bonaventure.

SKILLS AND QUALIFICATIONS

Ms. Henretta has significant experience in business leadership and global and international operations. She is skilled in brand building, marketing, and emerging market management. Ms. Henretta has risk management experience as a former executive at P&G tasked with specific risk management duties. She also brings significant knowledge of digital transformation and cybersecurity to the Board. In April 2023, Ms. Henretta completed the Competent Boards Global ESG Certificate and Designation (GCB.D).

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Henretta was a member of Singapore’s Economic Development Board (“EDB”) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta serves on the Board of Trustees of Syracuse University.

PREVIOUS DIRECTORSHIPS

Ms. Henretta previously served as a director of Staples, Inc. (Nasdaq: SPLS) from 2016 to 2017.

Director since: February 2019
Independent
Committees: • Audit • Compensation • Nominating
Current Public Company Directorships: • Corning, Inc. (NYSE: GLW) • Meritage Homes Corporation (NYSE: MTH) • NiSource, Inc. (NYSE: NI)

2025 Proxy Statement	|	17

PROPOSAL ONE: ELECTION OF CLASS III DIRECTORS

Cary D. McMillan
Age: 67

BACKGROUND

From December 2005 until his retirement in 2020, Mr. McMillan served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation (“Sara Lee”), a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a B.S. from the University of Illinois and is a CPA.

SKILLS AND QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and has a deep understanding of business, both domestically and internationally. His experience as a former audit partner and CPA also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s current and prior service on other public boards provides the Board with diversified knowledge of best corporate governance and compensation practices.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. McMillan serves on the AEO Foundation Board and brings a wealth of philanthropic experience to the position. He serves on a number of nonprofit boards in Chicago including as Treasurer of both the Millenium Park Foundation and WTTW, the local PBS station. He is also a Trustee of the Art Institute of Chicago.

PREVIOUS DIRECTORSHIPS

Mr. McMillan previously served as a director of McDonald’s Corporation (NYSE: MCD) from 2003 to 2015, Hewitt Associates, Inc. from 2002 to 2010, and Sara Lee from 2000 to 2004.

Director since: June 2007
Independent
Committees: • Audit • Compensation (Chair) • Nominating
Current Public Company Directorships: • Hyatt Corporation (NYSE: H)
Awards and Recognitions: • NACD Top 100 (2023)

18	|

PROPOSAL ONE: ELECTION OF CLASS III DIRECTORS

The following Class I Directors have terms that

expire as of the 2026 Annual Meeting:

Jay L. Schottenstein
Age: 70

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”) since March 1992 and as President of SSC since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also has served since March 2005 as Executive Chairman of the Board of Directors of Designer Brands Inc. (f/k/a DSW Inc.) (NYSE: DBI) and formerly served as that company’s Chief Executive Officer from March 2005 to April 2009. He has served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with respect to the Company’s operations and the retail industry in general. His expertise in merchandising, operations, retail, real estate, brand building, and team management has guided the Company from a single-brand company to a multi-brand $5+ billion global specialty retailer.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Schottenstein dedicates significant time to civic and cultural organizations. In 1985, he and his wife founded the Jay and Jeanie Schottenstein Foundation, the couple’s personal philanthropic organization. Together, they have donated millions of dollars to causes that improve the world, from arts and culture to mental health and cardiovascular research.

The Schottensteins support many local organizations, including the Columbus Museum of Art, the United Way of Central Ohio, and The Ohio State University. In 2008, the Schottensteins endowed the biennial Jay and Jeanie Schottenstein Prize in Cardiovascular Sciences at The Ohio State University, an esteemed award given to outstanding medical and research professionals in the field. In 2010, Mr. and Mrs. Schottenstein were named Humanitarians of the Year by the American Red Cross of Central Ohio. In 2021, the Schottensteins pledged $10.15 million to The Ohio State University toward improving students’ access to behavioral healthcare and reducing stigma surrounding mental illness. Mr. Schottenstein is a member of the board of directors at the Columbus Partnership and the Columbus Development Corporation.

PREVIOUS DIRECTORSHIPS

Mr. Schottenstein previously served as a member of the Board of Directors for Albertsons Companies Inc. (NYSE: ACI) from 2006 to 2022.

Director since: March 1992
Executive
Committees: • None
Current Public Company Directorships: • Designer Brands Inc. (NYSE: DBI)

Awards and Recognitions:

•  World Retail Congress Retail Hall of Fame Inductee (2024)

•  Humanitarian of the Year: American Red Cross of Greater Columbus

•  T. Kenyon Holly Award for Outstanding Humanitarian Achievement (Two Ten Foundation)

2025 Proxy Statement	|	19

PROPOSAL ONE: ELECTION OF CLASS III DIRECTORS

Sujatha Chandrasekaran
Age: 57

BACKGROUND

Ms. Chandrasekaran has been an advisor and independent consultant in the technology and consulting sectors since July 2022. Previously, she served as Senior Executive Vice President and Chief Digital and Information Officer for CommonSpirit Health, a non-profit health system, from 2019 to 2022. Prior to that, she was Global Chief Digital and Information Officer for Kimberly Clark Corporation, a multinational personal care corporation focused on consumer products, from 2016 to 2019 and Senior Vice President, Global Chief Technology and Data Officer for Walmart Inc. from 2011 to 2016. Before joining Walmart Inc., Ms. Chandrasekaran held senior technology, digital, and ecommerce roles at The Timberland Company and leadership roles at Nestlé S.A.

Ms. Chandrasekaran holds a bachelor of engineering degree from University of Madras, India; a master of business systems from Monash University, Melbourne Australia; and an Executive Development Education Certificate from London Business School. She is certified as NACD.DC.

SKILLS AND QUALIFICATIONS

Ms. Chandrasekaran brings vast information, artificial intelligence (“AI”) and digital technology expertise and a wealth of leadership experience in the global retail, eCommerce, consumer and supply chain industries to the Board. Ms. Chandrasekaran is an industry thought leader in digital business transformation, digital business models, innovation and talent transformation. She possesses deep technical expertise in cybersecurity, data, AI and multiple technologies. Ms. Chandrasekaran also brings significant risk management and data protection experience as an executive level Enterprise Risk Committee member at Kimberly-Clark Corporation, CommonSpirit Health and the Timberland Company, Enterprise Compliance Committee at CommonSpirit Health and the Enterprise Privacy Council at Walmart Inc.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Chandrasekaran serves as a director of Pando.AI, a privately-held AI and digital supply chain platform company, and Agendia, Inc., a privately-held commercial-stage company focused on precision oncology for breast cancer. Ms. Chandrasekaran is the founder and chair of the board of directors of T200 Foundation, a non-profit focused on developing women in technology.

PREVIOUS DIRECTORSHIPS

Ms. Chandrasekaran previously served as a director of Cardinal Health (NYSE: CAH) from 2022 to 2024, Barry Callebaut AG (SIX: BARN) from 2018 to 2020 and Blume Global Technologies, a company focused on digital supply chain platform software-as-a-service, data and AI platform from 2019 to 2023.

Director since: March 2018
Independent
Committees: • Audit • Compensation • Nominating
Current Public Company Directorships: • Brenntag SE (BNR.DE) • ATOS (ATO.PA) • Jabil (NYSE: JBL)

Awards and Recognitions:

•  NACD Directorship 100 (2024)

•  Directors & Boards: Director to Watch (2023 and 2019)

•  Modern Healthcare: Top 25 Women Leaders in Healthcare (2022)

•  Forbes: Innovative Technology leader (2021)

•  NACD Governance Fellow (2018)

•  IDG: CIO Hall of Fame (2017)

20	|

PROPOSAL ONE: ELECTION OF CLASS III DIRECTORS

The following Class II Directors have terms that

expire as of the 2027 Annual Meeting:

Janice E. Page
Age: 76

BACKGROUND

Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including serving as Sears’ Group Vice President from 1992 to 1997. While at Sears, Ms. Page launched the direct-to-consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, and beauty and fragrances, among other responsibilities. She holds a B.A. from Pennsylvania State University.

SKILLS AND QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories, as well as retail operations. Her service, tenure and committee leadership on multiple public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Page serves on the advisory boards for the Daveler Entrepreneurship Foundation and the Daveler Scholarship Fund, advising the University of Florida, Florida Gulf Coast University and Florida Southwest University entrepreneurship programs, as well as the Education Foundation of Collier County Champions for Learning and Center for Innovation.

PREVIOUS DIRECTORSHIPS

Ms. Page previously served as a director of R.G. Barry Corporation from 2000 to 2014, Hampshire Group, Limited from 2009 to 2011 and Kellwood Company from 2000 to 2008. Ms. Page also served as Trustee of Glimcher Realty Trust, a real estate investment trust that owns, manages, acquires and develops malls and community shopping centers from 2001 to 2004.

Director since: June 2004
Independent
Committees: • Audit • Compensation • Nominating (Chair)
Current Public Company Directorships: • None

2025 Proxy Statement	|	21

PROPOSAL ONE: ELECTION OF CLASS III DIRECTORS

David M. Sable

Age: 71

BACKGROUND

Mr. Sable has served as Vice Chair at Stagwell Global since October 2023. He is also Co-Founder and Partner of DoAble, a Marketing Consultancy focused on branding, positioning and big ideas. As Senior Advisor to WPP plc (“WPP”), a multinational communications, advertising, public relations, technology, and commerce holding company, he mentored and consulted across the company. Previously he was Chairman and Chief Executive Officer of VMLY&R, a global marketing agency, from 2011 to 2019. He propelled Y&R to a top-five global creative firm at Cannes, developed new resources and practices, expanded the global footprint of subsidiary company VML, and ultimately helped unify Y&R and VML into VMLY&R, one of the most successful agencies in the industry today, now known as VML.

Prior to his time at Y&R, Mr. Sable served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. Mr. Sable attended New York University and Hunter College in New York.

SKILLS AND QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies. The Board also benefits from his extensive involvement with community programs. In 2024, Mr. Sable earned the Harvard Business School Corporate Director Certificate and in 2025, he completed the Harvard Business School Advanced Corporate Director Seminar.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

In 2013, Fast Company named Mr. Sable one of the 10 Most Generous Marketing Geniuses. He currently serves on the Board of Directors of UNCF and on the Executive Board of the International Special Olympics, and he was Executive Producer on MTV’s highly acclaimed REBEL MUSIC series.

Director since: June 2013
Independent
Committees: • Audit • Compensation • Nominating
Current Public Company Directorships: • Ethan Allen Interiors Inc. (NYSE: ETD)
Awards and Recognitions: • The Advertising Club of New York - Advertising People of the Year – Industry Legend Award (2025) • NACD Top 100 (2024)

22	|

PROPOSAL ONE: ELECTION OF CLASS III DIRECTORS

Noel J. Spiegel
Age: 77

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York office. Mr. Spiegel holds a B.S. from Long Island University and he attended the Advanced Management Program at Harvard Business School.

SKILLS AND QUALIFICATIONS

Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

From 2006 to 2017, Mr. Spiegel was a Trustee, Chair of the Executive Committee and President of the Jewish Communal Fund of New York, a 501(c)(3) donor-advised fund.

PREVIOUS DIRECTORSHIPS

Mr. Spiegel previously served as a director at Vringo, Inc. from 2013 to 2016 and vTv Therapeutics Inc. (Nasdaq: VTVT) from 2015 to 2022.

Director since: June 2011
Independent (Lead Independent Director)
Committees: • Audit (Chair) • Compensation • Nominating
Current Public Company Directorships: • Radian Group Inc. (NYSE: RDN)
Awards and Recognitions: • (“NACD”) Top 100 (2020)

2025 Proxy Statement	|	23

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation, and Nominating Committees and our Code of Ethics, which applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees, may be found on our Investor website at investors.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. The Code of Ethics includes our privacy and data security policies, as well as our policy on anti-corruption and bribery. We also have a comprehensive Code of Conduct that governs the behavior of our production, sourcing and supply chain business partners, and we routinely audit the factories with which we do business to ensure compliance with our expected standards of operations, human rights and quality in our products. A copy of our corporate governance materials is available in print to any stockholder upon written request to 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary.

The Evolving Role of the Board

AEO benefits greatly from the vast industry-relevant experience, deep institutional knowledge, and thoughtful engagement of our Board. During Fiscal 2024, the Board continued to adapt and respond to the remarkable speed, volume and proliferation of matters that have created challenges, opportunities and responsibilities for the Company. As the business environment has grown more complex with macroeconomic uncertainty, geopolitical tensions, regulatory unpredictability, political polarization, culture wars, cyber threats, and the growth of generative artificial intelligence, our Board tapped into their experience and expertise to ensure that the Company is continuing to conduct its business to enable its continued success and increase in value over the long-term notwithstanding this unprecedented complexity. Far from a one-size-fits-all approach, our Board has used its knowledge, agility and focus to ensure that best-in-class policies, practices, and processes are in place, and management is challenged to think differently when needed while acknowledging the dynamic nature of our business and the material risks facing our industry and the Company.

Our Board’s Principles of Effectiveness

As the expectations and responsibilities of the Board continued to evolve during Fiscal 2024, our directors consistently adhered to critical fundamental principles to maintain effective operation:

•

Constant attention on AEO’s priorities. While the number of issues that require Board attention has expanded, the directors and management carefully crafted meeting agendas to ensure sufficient time and focus was given to those issues that would or could materially impact the business in the near-, medium-, and long-term. Further, the Board was able to align priorities and distribute responsibilities to each independent director serving on each of the three Committees.

•

Effective collaboration with Management. The Board’s relationship with management has been central to its effectiveness. A relationship of mutual trust and candor ensures that information is timely received and the Board’s feedback can be reflected in day-to-day operations. The Board has leveraged management’s expertise to stay informed on emerging issues and identification of issues to share feedback and receive input frequently.

•

Cohesiveness of the Directors. Our directors have the leadership, experience, diplomacy, judgment, tenure and overall business acumen that are vital to ensuring an effective, engaged oversight role. The ability to amicably raise and discuss different perspectives, and a willingness to build consensus and collaborate with each other have been vital to the well-functioning operation of the Board.

•

Balancing the Near- and Long-Terms. The Board has helped management balance the need to deliver near-term results with developing longer-term stockholder value. The Board has empowered management to consider the longer-term direction of the business and has helped management balance competing interests, anticipate risks and threats and explore new opportunities to achieve its new long-term corporate strategy.

•

Participate in the Innovation. As much as AEO is an innovator in retail, the Board has ensured that it has developed policies, practices and processes that are tailored to the needs of the business. While the Board remains informed about the Company’s peers and the market as appropriate, our directors have remained open to creative approaches to unprecedented challenges in a way that is appropriate for AEO and all of its stakeholders.

24	|

CORPORATE GOVERNANCE

Our Board’s Primary Responsibilities

Board Oversight of AEO’s Strategy and Capital Deployment

The Board receives frequent updates on the Company’s performance and is actively engaged in reviewing and assessing the Company’s strategy, both long- and short-term, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. During Fiscal 2024, the Board was instrumental in the oversight of the execution of the first year of the Powering Profitable Growth strategy. The Board reviews performance against strategy on a regular basis through robust discussions at Board meetings and through regular updates from management. In addition, at least one Board meeting per year is focused on review of strategy and strategic alignment, including identification of any risks that could impact results and any changes to the current fiscal year’s strategy in light of the operating environment. At this meeting, the Board provides input on and oversight of the short-term strategic goals and direction of the Company. The Board also reviews and approves capital deployment, including dividends and share repurchase plans.

Board Oversight of Risk Management

The Board as a whole has the responsibility for risk oversight and management, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, cybersecurity, sustainability, compliance, culture and reputational risks. In addition, the Board’s Committees oversee and review risk areas that are relevant to their respective areas of responsibility and to which they have been delegated oversight. The Committees regularly report to the full Board on these risks. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, including our management-led Enterprise Risk Management Committee, and information about management’s identification, assessment, and mitigation strategies for critical risks. The Enterprise Risk Management Committee is chaired by the Chief Financial Officer and is composed of all members of our executive leadership team, as well as other key financial-control representatives. The Board receives regular Enterprise Risk Management risk reports from the Chief Financial Officer during routine Board meetings. In addition, we have a Chief Compliance Officer who provides regular updates to the Audit Committee on compliance-related matters, and our General Counsel regularly updates all Committees on relevant litigation, regulatory and legislative matters. In overseeing risk management, the Board and management also leverage the expertise of external advisors, as needed.

Risk Oversight by the Board
Full Board

•  Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of management and the Committees

•  Monitors risks that have been delegated to a particular Committee through regular reports provided by the respective Board Committee

Audit Committee	Compensation Committee	Nominating Committee

•  Assesses major financial, regulatory or reputational risk exposures and steps taken by management to address these exposures

•  Responsible for the review and assessment of information technology, cybersecurity, and artificial intelligence (“AI”) risk exposures and the steps taken to monitor and control these exposures (see details below)

•  Reviews risks identified during the internal and external auditors’ risk assessment procedures

•  Oversees risk management related to employee compensation plans and arrangements

•  Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and discusses at least annually the relationship between risk management policies and compensation

•  Manages risks associated with corporate governance policies and practices

•  Reviews any risks and exposures relating to director and executive succession planning and talent management

•  Oversees risk management related to the Company’s governance and corporate social responsibility matters

2025 Proxy Statement	|	25

CORPORATE GOVERNANCE

Cybersecurity Oversight

The Board recognizes the importance of maintaining the trust and confidence of our various stakeholders. The Board as a whole has responsibility for the Company’s oversight and management of cybersecurity risks. At the management level, to more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading our Company-wide cybersecurity strategies, policies, standards, architectures, operations and processes. The Audit Committee receives regular reports from the Chief Information Security Officer on pertinent cyber risk exposures, the status of projects designed to fortify our Information Security Program, metrics on the effectiveness of this program, and the emerging threats in this area. Furthermore, on at least a quarterly basis or more often as needed, the Chief Information Security Officer provides pertinent cybersecurity risk exposures and updates along with various other business units as part of the enterprise risk management report to the Audit Committee. On an annual basis, management invites third-party cyber experts to present to the Audit Committee on best practices in cybersecurity oversight. Please refer to Item 1C.Cybersecurity in Part I of our Fiscal 2024 Annual Report on Form 10-K for additional information regarding cybersecurity matters.

Technology, AI and Data Governance Oversight

AEO has fostered an innovative spirit since its founding, and the Company continuously aims to responsibly seize technology opportunities, including the various forms of AI (such as machine learning, deep learning, natural language processing, generative and agentic AI) across operations, including in planning, forecasting, supply chain, customer experience, and marketing. Our thoughtful use of technology has assisted us in making more informed decisions about pricing, inventory, marketing, supply chain operations, and other areas. Accordingly, the Board’s awareness, knowledge, and oversight of the use of such technologies has remained a priority. The Board regularly reviews with management how the Company is keeping pace with changing expectations related to technology and the customer and employee experience, and the returns AEO is seeing on AI and other technology investments, both in terms of financial gains and workplace efficiencies. The Board also reviews regularly with management how it is managing and mitigating technology-based risks, including risks relating to data privacy, misinformation, consumer trust, employee rights, bias mitigation, and legal/regulatory compliance. To maintain its oversight role, the Board regularly hears from external experts on trends in AI, including trends in retail. During Fiscal 2024, the Audit Committee included key external business advisors with targeted retail experience in these discussions with management to advise on best practices and the Company’s AI roadmap.

Building a Better World Strategy Oversight

We engage with a diverse group of stakeholders, including our third-party business partners, our associates, our customers, our communities, and our investors to ensure that we are thoughtfully considering their perspectives to determine priorities within our Building A Better World strategy. Our Board plays an active and vital role in overseeing our sustainability, governance and corporate social responsibility initiatives and ensuring that these opportunities are integrated into and are effectively aligned with the Company’s long-term strategy. Given the breadth of matters that fall within our Building a Better World strategy, the oversight of corporate citizenship and sustainability matters that may have a significant impact on us is allocated among each of the Committees as outlined below.

Nominating Committee	Audit Committee	Compensation Committee

Sustainability and Human Rights	Privacy, AI and Data Security	Human Capital Management Disclosures

Culture	Anti-Corruption and Bribery	Executive Compensation

Philanthropy/Charitable Giving	Business Ethics and Integrity	Employee Well-Being

Board Structure and Governance Issues	Responsible Innovation

Public Policy	Sustainability Measurement, Controls and Reporting

At the management level, all matters related to our Building a Better World strategy are ultimately coordinated by a committee of our Chief Financial Officer, Chief Human Resources Officer, Chief Supply Chain Officer, Chief Accounting Officer, and General Counsel & Chief Compliance Officer. Depending on the topic, we have subject matter experts who present proposals and ideas to this management committee; the committee then conducts a robust and holistic review of the various matters presented, including how each proposal aligns with AEO’s strategy and returns value to our stakeholders.

26	|

CORPORATE GOVERNANCE

Succession Planning and Talent Management Oversight

Our Board plays a critical role in overseeing succession planning and talent development. The Board meets annually for a two-day succession planning and talent development session (short-term and long-term for the CEO and other executive officers) with management. The Nominating Committee is responsible for recommending to the Board any candidates for succession under the succession plan for the CEO and any changes to such candidates. In assessing possible CEO candidates, the Nominating Committee continually evaluates and identifies the skills, experience and attributes it believes are required for an effective CEO in light of the Company’s business strategies, opportunities and challenges. During Fiscal 2024, the Board specifically enhanced its CEO succession planning roadmap, including identifying an interim structure, transition team and required communications, as a result of feedback received during the Board evaluation process. More broadly, the Board also engages with the Company’s leadership team on matters of talent and culture to review risks and exposures, including around the development of the Company’s talent pipeline.

Director Selection and Nominations

The Nominating Committee regularly reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for a particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the long-term goals and future growth of our business. This includes a review of expertise and experience in key substantive areas such as retail operations, marketing, technology, distribution, mergers and acquisitions, and finance. Through this robust process, Stephanie Pugliese was appointed to the Board in Fiscal 2024; however, as discussed on page 16, Ms. Pugliese resigned from the Board solely as a result of her appointment as President and Chief Executive Officer of another publicly traded company.

Pursuant to its charter, the Nominating Committee has the authority to retain consultants and search firms to assist with the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. In prior years, we have used third-party search firms to help identify and evaluate director candidates. Ms. Pugliese’s candidacy was brought to the attention of our Nominating Committee as a result of a third-party search firm.

2025 Proxy Statement	|	27

CORPORATE GOVERNANCE

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the level and balance of skills, experience, and character to execute the Board’s responsibilities. The table below is a summary of the range of skills and experiences that each director brings to the Board, each of which we find to be relevant to our business. Because it is a summary, the table does not include all of the skills, experiences, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

ATTRIBUTES, EXPERIENCE AND SKILLS

SKILLS CENTRAL TO AEO’S STRATEGY

Retail Industry	✓	✓	✓	✓	✓	✓	✓

Marketing and Consumer Insight	✓	✓	✓	✓	✓	✓	✓

Technology and Digital	✓	✓	✓			✓	✓

Real Estate	✓				✓

International	✓	✓	✓	✓	✓	✓	✓

CORE COMPETENCIES

Leadership	✓	✓	✓	✓	✓	✓	✓

Risk Management	✓	✓	✓	✓	✓	✓	✓

Audit Committee Financial Expertise			✓	✓	✓		✓

Cybersecurity		✓

Crisis Management	✓	✓	✓	✓	✓	✓	✓

Director Tenure

The Nominating Committee and the Board recognize it is important for the Board to be “refreshed” by adding new directors from time to time, balanced against the importance of having directors who have deep, historical experience and institutional knowledge of the Company, its strategies and market opportunities and challenges. Accordingly, the Company does not have a mandatory retirement age or term limits for its directors.

In the last seven years, the Board appointed four new independent directors, two of whom are currently serving on the Board. Sadly, Steven A. Davis passed away unexpectedly in July 2022, and Ms. Pugliese resigned from the Board in April 2025, solely as a result of her appointment as a President and Chief Executive Officer of another publicly traded company. While the Nominating Committee and the Board recognize the fresh perspectives that our new directors bring to the boardroom, they also believe that our longer-serving directors have critical skills, historical perspective, and deep institutional knowledge that are valuable and help to ensure the continuous oversight of the Company’s execution of its long-term strategy.

Director Time Commitments and Protections Against Overboarding

The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. Board members are expected to spend the time needed and meet as often as necessary to discharge their responsibilities properly. In considering each director’s ability to properly discharge their duties, the Nominating Committee annually reviews each Board member’s various time commitments, including, without limitation, their primary occupation, service on public company boards and committee memberships, as well as service with private companies and non-profit organizations.

28	|

CORPORATE GOVERNANCE

The Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may simultaneously serve. Directors who are executive officers of other publicly-traded companies generally may not serve on more than two public company boards (including our Board) at one time, and directors who are retired from full-time employment generally may not serve on more than four public company boards (including our Board) at one time. Our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating Committee and must consult with the Chairperson of the Nominating Committee before accepting an appointment to an outside public company board. The Nominating Committee is responsible for oversight of these limits and has discretion to make individual exceptions as it deems appropriate.

Director Recommendations and Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The Nominating Committee will consider, in normal course, the recommendations of stockholders regarding potential director candidates and, in doing so, will consider the needs of the Board and the qualifications of each candidate. Stockholders may recommend potential director candidates for consideration by the Nominating Committee by submitting the recommendation in writing to the Chair of the Nominating Committee, in care of the Company, at the Company’s principal executive offices at 77 Hot Metal Street, Pittsburgh, PA 15203.

Additionally, stockholders may nominate candidates to the Board pursuant to certain procedural, informational, and consent requirements. See “Submission of Nominations and Proposals for the 2026 Annual Meeting” for information regarding the submission of director nominations.

Director Independence

Six of our seven current directors are independent, and such independent oversight bolsters our success. Our Board has determined that each of the following non-employee directors qualified as “independent” in accordance with the listing requirements of the New York Stock Exchange (“NYSE”) and applicable SEC rules: Sujatha Chandrasekaran, Deborah A. Henretta, Cary D. McMillan, Janice E. Page, David M. Sable, and Noel J. Spiegel. Additionally, the Board determined that Stephanie L. Pugliese, who served as a director from August 2024 to April 2025, was independent during her period of service as a director.

In particular, the Board affirmatively determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and applicable SEC rules and considered the additional factors under the NYSE listing standards relating to members of the Compensation Committee before determining that each member of the Compensation Committee is independent.

In making these determinations, the Board evaluated all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the past three years was, an executive officer of the Company or any of its subsidiaries;

•

Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount that is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•

Whether the director is an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries in the past three years in an amount that exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

2025 Proxy Statement	|	29

CORPORATE GOVERNANCE

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed as an executive officer by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•

Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board or Committees service and pension or other forms of deferred compensation for prior service.

Mr. Schottenstein is not independent because he is an executive officer of the Company. See “Related Party Transactions” for information regarding our policy on related party transactions and transactions with affiliates of Mr. Schottenstein, who is our sole employee director.

Board Leadership Structure

We believe that the Company’s current leadership structure with a combined Executive Chairman and Chief Executive Officer (held by Mr. Schottenstein), balanced by a strong Lead Independent Director (appointed annually by the independent directors), and Committees composed entirely of independent directors deliver the best results for our business. Having Mr. Schottenstein in this combined position provides unified leadership and direction to the Company and valuable insight to the Board. His duties include presiding over meetings of the Board, setting meeting agendas and schedules of the Board in collaboration with the Lead Independent Director, determining whether there are major risks upon which the Board should focus at meetings, and providing strategic and business awareness and guidance to the Board. Our Board believes that the current Board composition, along with an emphasis on Board independence, provides effective independent oversight of management.

Mr. Spiegel served as our Lead Independent Director for Fiscal 2024. Our Corporate Governance Guidelines establish robust and well-defined duties for our Lead Independent Director. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed, comprehensive in nature, and actively exercised. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Executive Chair and independent directors;

•	Having input on information provided to the Board;

•	Collaborating with the Executive Chair and providing material input on meeting agendas for the Board; and

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available, when appropriate, for consultation and direct communication with our stockholders. The Lead Independent Director also meets regularly with members of management across the Company between Board and Committee meetings. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also ensuring independent oversight of the Company.

Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive sessions in connection with each regularly scheduled Board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director presides and leads the discussion. The independent directors of the Board also meet more frequently in between regularly scheduled quarterly meetings, as needed.

Board Evaluation Process

Our Board continually seeks to improve its performance. In addition to our annual formal evaluation process discussed below, our Lead Independent Director has regular one-on-one discussions with our directors and conveys their feedback on an ongoing basis. Separately, our executive officers, General Counsel and Corporate Secretary each routinely communicate with directors to obtain real-time feedback.

30	|

CORPORATE GOVERNANCE

Our Nominating Committee oversees the formal annual evaluation process of the effectiveness of our Board and its standing Committees. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, and backgrounds. Conducting a robust annual evaluation process allows the Board to assess its performance and practices and identify areas for improvement.

Below is a summary of our Board evaluation process:

2025 Proxy Statement	|	31

CORPORATE GOVERNANCE

Director Education/Orientation

Our Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. Recent examples of our directors pursuing additional director certifications and attending continuing education programs include: in 2024, Mr. Sable received the Harvard Business School: Corporate Director certificate and attended the Harvard Business School: Advanced Corporate Director program, and Ms. Page attended the Corporate Directors Exchange program; and in 2023, Ms. Henretta received the Competent Board ESG Certification Program Certificate, Ms. Chandrasekaran received the NACD cybersecurity oversight CERT certification and Mr. Sable participated in the Harvard Business School: Marking Corporate Boards More Effective program. Our directors also attend professional development forums and industry-leading conferences convened by the NACD, National Retail Federation, external accounting firms, and retail/brand organizations focused on topics that are relevant to their duties as a director. In total, our directors completed over 200 hours of continuing education during Fiscal 2024 including sessions sponsored by the Company and third-party programs.

Continuing director education is provided during Board meetings and other Board discussions as part of the formal meetings and as stand-alone information sessions outside of meetings, including a two-day offsite best practices conference with other publicly traded companies. Throughout Fiscal 2024, our Board participated in roundtable discussions with our external advisors and learning opportunities with management on various topics including:

• Governance matters • Executive compensation • Stockholder engagement • Macroeconomic and political matters	• Industry- and Company- specific regulatory developments • Cybersecurity	• Artificial intelligence • Crisis management • Workplace culture

All new directors also participate in our director orientation program during their first six months on our Board. The Board believes that it is important for each new director to understand our Company, the specialty retail industry, and his or her duties as a director. We provide this initial information through a combination of reference materials, formal meetings with business leaders and tours of our facilities/store locations. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges. We believe that this onboarding approach over the first six months of Board service, coupled with participation in regular Board and Committee meetings, provides new directors with a strong foundation in our Company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations.

32	|

CORPORATE GOVERNANCE

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These Committees are governed by written charters, which were approved by the Board and are available on our Investor website at investors.ae.com.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—

Sujatha Chandrasekaran

Deborah A. Henretta

Cary D. McMillan

Janice E. Page

David M. Sable

Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

2025 Proxy Statement	|	33

CORPORATE GOVERNANCE

Board Committee Responsibilities

	Responsibilities	Committee Members	Meetings in Fiscal 2024

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board with oversight of:

•   the integrity of the financial statements;

•  the qualifications, performance and independence of the Company’s independent registered public accounting firm;

•  the performance of the internal audit function;

•  our compliance with regulatory and legal requirements, including the financial reporting and disclosure process;

•  the performance of the Company’s ethics and compliance function; and

•  the assessment of key financial and certain other risks to the Company.

The Audit Committee also reviews, approves, and monitors the terms of related party transactions, as required, in accordance with the policy developed and approved by the Audit Committee.

The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards and applicable SEC rules.

		Sujatha Chandrasekaran Deborah A. Henretta * Cary D. McMillan * Janice E. Page * David M. Sable Noel J. Spiegel (Chair)* * Audit Committee financial experts	20

COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other matters, the Compensation Committee:

•   reviews, recommends, and approves salaries and other compensation of executive officers;

•  administers our stock award and incentive plans (including reviewing, recommending, and approving stock award grants to executive officers); and

•   reviews and makes recommendations to the Board regarding director compensation.

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

The Compensation Committee also has the authority to delegate its authority to subcommittees, including subcommittees consisting solely of one or more persons, other Board members, and/or officers. Additionally, the Compensation Committee may delegate to the CEO the authority to review and grant equity awards to employees who are not executive officers.

All members of the Compensation Committee are independent under applicable NYSE listing standards and qualify as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act.

		Sujatha Chandrasekaran Deborah A. Henretta Cary D. McMillan (Chair) Janice E. Page David M. Sable Noel J. Spiegel	7

34	|

CORPORATE GOVERNANCE

Board Committee Responsibilities

	Responsibilities	Committee Members	Meetings in Fiscal 2024

NOMINATING COMMITTEE

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to:

•  the organization and operation of the Board;

•  selection of nominees for election to the Board;

•  evaluation of Board procedures and performance;

•  executive succession planning and leadership development; and

•  social responsibility, environmental sustainability, and other corporate governance matters.

The Nominating Committee developed and reviews annually our Corporate Governance Guidelines, which were adopted by the Board and are available under the “Corporate Governance” section of our website at investors.ae.com.

All members of the Nominating Committee are independent under applicable NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Cary D. McMillan Janice E. Page (Chair) David M. Sable Noel J. Spiegel	7

Communications with the Board

The Board provides a process for stockholders and other interested parties to send communications to the Board, the Lead Independent Director, the independent directors as a group, or individual directors as described on our Investors website at investors.ae.com.

Interested parties wishing to communicate with the Board may send an email to boardofdirectors@ae.com or write to American Eagle Outfitters, Inc. at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary. Communications intended for a specific director or group of directors (such as the Lead Independent Director or independent directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications are provided directly to the applicable director or directors following receipt of the communications (other than spam, junk mail, mass mailings, solicitations, resumes, job inquiries, or other matters unrelated to the Company).

Director Meetings and Attendance

As discussed above, the expectations and responsibilities of the Board continued to evolve during Fiscal 2024, including their instrumental involvement in the Company’s Powering Profitable Growth strategy. During Fiscal 2024, the Board held five meetings and the Committees of the Board held a total of 34 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the Committees on which he or she served during Fiscal 2024. It is our expectation, but not a requirement, that all current directors attend the Annual Meeting of Stockholders. All then-serving members of the Board virtually attended our 2024 Annual Meeting.

2025 Proxy Statement	|	35

CORPORATE GOVERNANCE

Stockholder Engagement

We value regular dialogue with all our stakeholders. The Company has an extensive, year-round stockholder engagement program led by management and overseen by the Board. Through this program, management addresses questions and concerns, provides perspective on the Company strategy and business performance, discusses details of the Company’s policies and practices and seeks stockholder feedback.

WHO WE ENGAGE	HOW WE ENGAGE	WHO IS INVOLVED	TOPICS OF ENGAGEMENT
We engage with a wide range of constituents, including: • Institutional stockholders • Research analysts • Proxy advisory firms • Sustainability rating firms • Regulators and legislators

We pursue multiple avenues for engagement, including:

•  Quarterly investor calls and investor-led conferences and presentations

•  Company-hosted investor meetings, both in-person and virtual

•  Annual Meeting of Stockholders

•  Quarterly and annual reporting and disclosures

• Executive leadership team • Investor Relations team • Independent directors

Our interactions cover a broad range of topics including:

•  Business performance and execution

•  Long-term strategic initiatives to drive growth and stockholder returns

•  Executive compensation and sustainability

•  Company culture

In Fiscal 2024, the Company continued to have extensive engagement with our stockholders and met with approximately 51% of our top 100 stockholders, who collectively owned approximately 53% of the total shares outstanding as of February 1, 2025. In addition to regular engagement with our stockholders, we also participated in a number of conferences, which are included in the list of our engagement highlights below.

MARCH	APRIL	MAY	JUNE

•  Fourth Quarter 2024 Earnings & Long Term Strategy Meeting

•  Publication of Fiscal 2023 Form 10-K

•  Bank of America Consumer & Retail Conference

•  Citi Global Consumer Conference

•  Shoptalk Conference

	• Proxy Advisory Firm Outreach • Publication of 2024 Proxy Statement • JP Morgan Retail Roundup Conference • London Non-Deal Roadshow hosted by Barclays • World Retail Congress	• First Quarter 2024 Earnings	• Cowen Future of the Consumer Conference • Canada Non-Deal Roadshow hosted by UBS • Jefferies Consumer Conference • Annual Meeting of Stockholders

AUGUST	SEPTEMBER	OCTOBER	DECEMBER	JANUARY

• Second Quarter 2024 Earnings	• NYSE Opening Bell Ceremony • Wells Fargo Consumer Conference • Product Showcase Event hosted by JP Morgan	• Virtual Non-Deal Roadshow hosted by Telsey Advisory Group	• Third Quarter 2024 Earnings • Store Tour with Prospective Stockholder	• ICR 2025 Conference • Independent Director conversations with Top Stockholder

36	|

CORPORATE GOVERNANCE

Building a Better World at AEO

As we focus on growing our brands and generating stockholder returns, our corporate strategy and culture are equally aligned with our business-specific sustainability and corporate social responsibility initiatives. Our key areas of focus are prioritized by what matters most to our business and our stakeholders, including our customers, associates, vendors, investors and regulators. Unless otherwise stated, the information and data presented in this section primarily covers Fiscal 2024.

FOCUS AREA	STATUS

Furthering Our Water Leadership Program

The manufacturing of jeans is a water-intensive process and we are committed to improving efficiency and ensuring factory partners are dedicated to water conservation. The factories we use have reduced freshwater intensity by 39% (since 2017), minimizing the amount of water used to make each AE jean by 14 gallons. 100% of eligible denim laundries recycle water back into production, with a total of 73% of water recycled across all factories.

Positively Impacting Our Communities

We continue to place a high priority on giving back in our communities through associate volunteerism and supporting organizations that focus on mental health and empowering youth.

•  AEO, our corporate foundations and our customers contributed an aggregate of nearly $10.7 million in monetary and in-kind donations to communities in need across the globe.

•  The Aerie Real Foundation celebrated its second anniversary and surpassed $2.3 million in grant making since its inception. To date, the foundation has positively impacted more than 220,000 people.

•  The AEO Better World Foundation distributed $1.7 million in grassroots funding throughout the U.S. and Canada, the most in its history.

•  The AE Foundation was founded and issued $618,000 in signature and community grants in its first three months.

•  AEO associates volunteered more than 14,000 hours in local communities, putting us on track to surpass our goal of 100,000 volunteer hours by 2030.

Global Supply Chain

As regulatory and due diligence requirements increase, it is critical that we work with suppliers to ensure that they operate safely and ethically and also treat their workforce fairly and equitably. In addition to quality assurance, we assess risks for suppliers who are manufacturing AEO products and conduct on-site audits as appropriate.

Culture

Our REAL culture is inclusive, optimistic, and empowering and celebrates self-expression. Our values are at the center of every decision, product and interaction. This means aiming to ensure that all people are respected and feel that being their authentic selves will not be a barrier to personal or professional fulfillment and growth. Our mission is to achieve sustainable progress in the pillars of hiring, community and development through strategic, data-supported and people-centric action.

2025 Proxy Statement	|	37

CORPORATE GOVERNANCE

Related Party Transactions

Our Board has adopted a Related Party Transaction Policy (the “Policy”) to allow us to identify, document, and properly disclose related party transactions. The Policy applies to our directors and executive officers, as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, the following constitute related party transactions: (1) transactions where a related party or a member of such related party’s immediate family is a supplier of goods or services, owns or is employed by a business that supplies us; (2) the employment of a member of such related party’s immediate family by us; or (3) an applicable related party’s service on the board of directors of a business that supplies goods or services to us. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director, or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial Officer. Each quarter, each individual covered by the Policy is required to certify that any related party transaction has been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved or ratified by the Audit Committee in accordance with the Policy.

Leases

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. In April 2022, the Company entered into an agreement with the landlord to vacate the store and cancel the lease. As part of this agreement, during Fiscal 2024, the Company paid the landlord an ongoing rent guarantee of $0.9 million representing the difference between the rent that would have been payable to the landlord had the lease not been surrendered and the amount collected by the landlord from the succeeding tenant. The Company may incur additional rent guarantee expense in the future which is payable to the landlord through the end of the initial lease term (September 2027).

In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we paid rent and other expenses of approximately $2 million during Fiscal 2024. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2024. The lease expires in January 2029.

During Fiscal 2020, we entered into leases for two open-air lifestyle stores with wholly owned subsidiaries of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the leases, we incur rent equal to 5% of the applicable store’s gross sales plus other expenses. We paid rent and other expenses of approximately $0.5 million during Fiscal 2024. The leases have terms expiring in January 2026 and each has a renewal option.

In May 2023, we entered into a store lease for a relocation of an AE store with a wholly owned subsidiary of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the lease, we paid rent and other expenses of approximately $127,000 during Fiscal 2024. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2024. The lease expires in May 2033.

Other Agreements

The Company has an agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company to R.E.D. during Fiscal 2024 under the agreement totaled approximately $0.8 million.

38	|

CORPORATE GOVERNANCE

Director Compensation

AEO strives to maintain a director compensation program that aligns our non-employee directors’ interests with the interests of our stockholders and to provide market-competitive compensation commensurate with the work required to serve on our Board. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant, FW Cook.

The Company’s director compensation program primarily consists of cash fees and a quarterly grant of fully-vested shares. In addition, directors may participate in the AEO Foundation Matching Gifts Program for eligible charitable organizations. The maximum matching gift amount available on behalf of each director is $5,000 per calendar year. We also pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We reimburse reasonable travel expenses to attend Board and Committee meetings and director continuing education expenses. Mr. Schottenstein, as CEO of the Company, does not receive additional compensation for his service as a director.

The Compensation Committee periodically engages FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program to ensure that it remains competitive and that the structure is aligned with corporate governance best practices. The Compensation Committee strives to maintain total compensation alignment with total director compensation at peer companies while recognizing the time intensity of service on our Board because of the smaller than typical number of directors. There were no changes to the director compensation program during Fiscal 2024.

The table below sets forth the compensation for non-employee directors during Fiscal 2024.

Fiscal 2024 Director Compensation(1)

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total

Sujatha Chandrasekaran	$160,000	$200,000	$5,000	$365,000

Deborah A. Henretta	$160,000	$200,000	$—	$360,000

Cary D. McMillan	$190,000	$200,000	$2,500	$392,500

Janice E. Page	$185,750	$200,000	$5,000	$390,750

Stephanie L. Pugliese(5)	$98,320	$133,300	$27,080	$258,700

David M. Sable	$160,000	$200,000	$5,000	$365,000

Noel J. Spiegel	$270,000	$200,000	$5,000	$475,000

(1)	Fiscal 2024 refers to the 52-week period ended February 1, 2025.

(2)

Amounts represent fees paid during Fiscal 2024. The table below sets forth the annual director cash fees, which are payable in quarterly installments on the first business day of each calendar quarter.

Annual Retainer	$65,000

Additional Annual Retainer for Committee Service (per Committee)	$20,000

Additional Annual Retainer for Committee Chairs

Audit Committee	$40,000

Compensation Committee	$30,000

Nominating and Corporate Governance Committee	$25,000

Additional Annual Retainer for Lead Independent Director	$70,000

The Board has a per meeting fee of $2,500 for any Board and/or Committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable quarterly following the end of the previous quarter. In Fiscal 2024, the Board and its Committees held 39 meetings.

(3)

Amounts include stock awards granted in Fiscal 2024 valued on the date of grant. Non-employee directors receive an automatic, fully vested stock grant of a number of shares equal in value to $50,000 based on the closing sale price per share of our stock on the first day of each

2025 Proxy Statement	|	39

CORPORATE GOVERNANCE

calendar quarter under our 2023 Stock Award and Incentive Plan (the “2023 Plan”). Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Mr. Spiegel and Mss. Chandrasekaran, Henretta and Pugliese elected to defer their quarterly share retainers during calendar years 2024 and 2025.

Set forth below is the aggregate number of previously awarded deferred stock units, including accrued dividends thereon, outstanding and held by each director as of February 1, 2025:

Ms. Chandrasekaran – 12,353	Ms. Henretta – 68,188	Mr. McMillan – 175,460	Ms. Page – 3,538
Ms. Pugliese – 6,946	Mr. Sable – 45,521	Mr. Spiegel – 160,667

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

(4)

All Other Compensation includes $27,080 paid by the Company to Ms. Pugliese for advisory services provided by Ms. Pugliese from July 1, 2024 to August 1, 2024 prior to her appointment to the Board. Amounts for all other directors represent matching contributions made by the AEO Foundation under the Company’s Matching Gifts Program.

(5)	Ms. Pugliese was appointed to the Board effective August 1, 2024.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2024 compensation is set forth under the section titled “Compensation Tables and Related Information.”

40	|

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending January 31, 2026. Although stockholder ratification is not required by our Bylaws or otherwise, the Board believes it is advisable to provide stockholders with an opportunity to ratify this selection and is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment; however, the Audit Committee will have no obligation to select a new independent registered public accounting firm. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the 2025 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Annual Report as of and for the fiscal year ended February 1, 2025 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding such firm’s communications with the Audit Committee concerning management, and has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 for filing with the SEC.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Noel J. Spiegel (Chair)	Deborah A. Henretta	Janice E. Page
Sujatha Chandrasekaran	Cary D. McMillan	David M. Sable

2025 Proxy Statement	|	41

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2024, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the fiscal year ended February 1, 2025.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2024	Fiscal 2023

Audit Fees	$2,616,350	$2,527,759

Audit-Related Fees	32,864	32,864

Tax Fees	604,725	549,021

All Other Fees	7,200	7,200

Total Fees	$3,261,139	$3,116,844

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state, and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all audit services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2024 were pre-approved by the Audit Committee in accordance with such policy.

42	|

PROPOSAL THREE: FISCAL 2024 SAY-ON-PAY VOTE

This proposal, commonly known as a “Say-on-Pay” vote, gives our stockholders the opportunity to express their views on the Fiscal 2024 compensation of our named executive officers by voting to approve such compensation on a non-binding, advisory basis in accordance with Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the Company’s compensation philosophy, policies, and practices described in this Proxy Statement. The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies the Company’s policy, the next say-on-pay advisory vote will be held at our 2026 Annual Meeting of Stockholders and the next say-on-frequency advisory vote will be held at our 2029 Annual Meeting of Stockholders.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability, and transparency. We believe that our program design implements these principles and provides the framework for alignment among executive compensation, annual achievement of goals and long-term strategic growth. We urge our stockholders to read the following “Compensation Discussion and Analysis” section for information on our executive compensation program.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. During Fiscal 2024, our management and Board members engaged extensively with our stockholders on a variety of topics, including executive compensation. Their feedback and perspectives continue to inform our compensation plan design and practices. Further information regarding our Fiscal 2024 stockholder engagement efforts is outlined on page 36.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the Board recommends that you cast a vote in favor of the 2024 compensation of named executive officers and adopt the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the Fiscal 2024 compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the 2025 Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the

adoption of a non-binding resolution to approve the 2024 compensation of the

Company’s named executive officers.

2025 Proxy Statement	|	43

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our NEOs for Fiscal 2024. The following executive officers comprise our Fiscal 2024 NEOs, who are the only NEOs of the Company:

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);

• Michael A. Mathias, our Executive Vice President, Chief Financial Officer (the “CFO”);

• Jennifer M. Foyle, our President, Executive Creative Director, AE and Aerie (the “President”); and

• Marisa A. Baldwin, our Executive Vice President, Chief Human Resources Officer (the “CHRO”).

This CD&A is organized as follows:

Business Highlights Fiscal 2024: Overview

Fiscal 2024 was a positive year for AEO. Revenue increased to a record $5.3 billion and adjusted operating income(1) increased 19% compared to Fiscal 2023. Performance was driven by our three-year growth strategy, “Powering Profitable Growth” which aims to focus the organization on three key priorities:

•	Amplify our Brands;

•	Execute with Financial Discipline; and

•	Optimize our Operations.

We delivered positive comparable sales growth across brands and channels and expanded our customer base. Aerie achieved record revenue, rising 4% to $1.7 billion and American Eagle revenue of $3.4 billion increased 1%.

Profit margins saw significant expansion in Fiscal 2024. This was fueled by winning merchandising initiatives, in addition to strong inventory controls and efficiency gains aligned with our Optimize and Execute pillars. GAAP operating margin was 8.0%. Excluding impairment and restructuring charges, the adjusted operating margin(1) of 8.3% expanded 120 basis points driven by improvement across brands.

We generated strong operating cash flow of $477 million in Fiscal 2024. This enabled management to invest $223 million in capital expenditures to fuel continued growth across our brands. Additionally, we returned $287 million in cash to stockholders. This included $96 million in dividends and $191 million in share repurchases, amounting to 9.5 million shares. In March 2025, our Board of Directors authorized an additional 50 million shares for repurchase, reflecting a high level of confidence in AEO’s long-term growth prospects. We have since announced a $200 million accelerated share repurchase program.

44	|

COMPENSATION DISCUSSION AND ANALYSIS

Our leaders drove the results that set a strong foundation in the first year of our long-term corporate strategy of “Powering Profitable Growth.” They led efforts to drive revenue growth, improve profitability and expand both the AE and Aerie brands while streamlining strategic priorities. The strength of their business and leadership capabilities were key to the delivery of our results, and overall compensation was linked to the strength of our performance. EBIT(1) performance resulted in a 110% annual incentive bonus payment for Fiscal 2024. RTSR(2) achievement over the three-year performance period ended February 1, 2025 was at the 42nd percentile and resulted in the PSUs granted in Fiscal 2022 being earned at 85% of target.

Additional detail regarding Fiscal 2024 Business Highlights can be found on pages 9-11 in the Proxy Summary.

(1)

Adjusted operating income and adjusted operating margin are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional details on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

(2)	For the 2022 PSUs, RTSR performance was measured against performance of the S&P 1500 Specialty Retail Index companies.

Fiscal 2024 Overview, Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executive officers who live our brand and embody its spirit of authenticity and innovation. Our goal is to incentivize our executive officers to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets this stated philosophy:

Performance

•  We align executive compensation with the achievement of quantitative goals that we expect to drive increases in stockholder value.

•  Our compensation program focuses on “at-risk” or “variable” compensation, with a program design that creates a meaningful retention aspect as well as an incentive to achieve challenging performance objectives.

•  NEOs receive a substantial long-term incentive component, which aligns their interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•  Our annual and long-term incentive programs vary actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers, taking into account Company size relative to peers and recognizing our highly competitive industry as well as our emphasis on performance-based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the NEO’s skill set and experience, historic performance, expected future contributions, and the importance of each position to our success.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize financial efficiency by striving to align performance-based payments with expense.

Transparency	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

Executive Compensation Program Highlights

Our compensation program design provides a framework for aligning executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation. As appropriate, we consider changes to our compensation program to embrace best practices, remain competitive in our industry, and reinforce the pay-for-performance alignment.

2025 Proxy Statement	|	45

COMPENSATION DISCUSSION AND ANALYSIS

The following table highlights the Company’s practices relating to our executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions.

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company.

✓ We maintain robust stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs).

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are “at-risk” or “variable.”

✓ Our long-term incentive plan does not allow for the payment of dividends or dividend equivalents on unearned PSU awards or unvested RSU awards.

✓ We do not maintain (i) employment contracts of defined length with our NEOs, or (ii) multi-year guarantees for base salary increases, bonuses, or long-term incentives.

✓  We maintain a Clawback Policy that provides for the recoupment of incentive-based compensation paid or awarded to a current or former executive officer if such compensation was based on financial results that subsequently were restated.

✓ We maintain a stringent anti-hedging and anti-pledging policy, applicable to all employees and non-employee directors.

✓ We do not provide tax gross-ups on change-in-control benefits.

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change in control.

✓  We discourage excessive risk-taking by having our Compensation Committee closely monitor the risks associated with our executive compensation program and individual executive compensation decisions to determine that they do not encourage excessive risk-taking.

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2024 Goal-Setting Process

Goal-Setting:

We are committed to setting incentive goals that are designed to deliver strong financial performance and returns to our stockholders while also enabling the successful execution of our strategy. In the first quarter of Fiscal 2024, our Compensation Committee set the performance goal for the Annual Incentive Plan (“AIP”), measured on Earnings before Interest and Taxes (“EBIT”), informed by our financial results in Fiscal 2023, impressions about the macro environment, and internal expectations for performance and profitability. EBIT is a non-GAAP or adjusted measure, and when used in this CD&A represents net income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. See Appendix A of this Proxy Statement for additional detail on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses, and long-term incentive awards pursuant to our stockholder-approved incentive plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as appropriate. In making its decisions, the Compensation Committee takes

46	|

COMPENSATION DISCUSSION AND ANALYSIS

into consideration a variety of factors, including suggestions made by the CEO (except with respect to decisions regarding his own performance or pay determinations), compensation consultants, and the Company’s external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investors website at investors.ae.com under “Committee Composition.”

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each of the other NEOs and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand, and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, informed by market benchmarking, and ultimately approved by the Compensation Committee.

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2024 the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest pursuant to applicable SEC and NYSE requirements. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analyses, recommendations, or other market data. Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and ensure that management is aware of emerging best practices and market trends. In Fiscal 2024, representatives from FW Cook contributed to this CD&A and assisted with various matters related to executive compensation.

Fiscal 2024 Say-on-Pay

Historically, we have received strong support on our Say-on-Pay proposals, which we have taken as an endorsement of our executive compensation programs. We are proud that our stockholder support for the Fiscal 2023 Say-on-Pay proposal presented at the 2024 Annual Meeting of Stockholders was approximately 95%. This level of support reinforced that our executive compensation program, stockholder engagement and Compensation Committee responsiveness were positively received by stockholders. Accordingly, the Compensation Committee did not make any material changes to our compensation program in light of the Fiscal 2023 Say-on-Pay results. The Compensation Committee will, however, continue to evaluate the Company’s executive compensation programs, considering stockholder feedback, including future Say-on-Pay vote results.

Say-on-Pay Proposal	Stockholders’ Support Level
Fiscal 2023 Executive Compensation	95%
Fiscal 2022 Executive Compensation	94%
Fiscal 2021 Executive Compensation	92%

Compensation Benchmarking

In determining NEO compensation, the Compensation Committee reviews and considers the compensation practices of comparable companies. The Compensation Committee evaluates three key factors in choosing the companies that compose our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies with comparable revenue; and

•	Comparability – Companies within the retail industry with which we compete for customers and investors.

2025 Proxy Statement	|	47

COMPENSATION DISCUSSION AND ANALYSIS

Selection criteria also include a review of those companies listed as our peers by proxy advisory firms. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2024, our Peer Group consisted of 16 companies and was the same as the Peer Group used in Fiscal 2023, except with respect to the removal of Chico’s FAS., Inc as it ceased to be a public company. Peer Group data is supplemented as needed with additional data from various retail and general industry market surveys, as adjusted to reflect our revenue scope.

For Fiscal 2025, the peer group has been updated to remove Express, Inc. and add Columbia Sportswear (COLM) and VF Corporation (VFC) which will result in 17 companies.

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits, and limited executive perquisites) and variable components (annual incentive bonus and long-term incentive awards), with the most weight generally placed on the variable, or “at risk,” components. For Fiscal 2024, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target annual incentive bonus, and a long-term incentive award, was weighted toward at-risk or variable compensation, as shown by the charts below.

48	|

COMPENSATION DISCUSSION AND ANALYSIS

Standard Elements of Compensation:

The compensation for our NEOs is:

•	balanced to provide a mix of cash and long-term incentive awards; and

•

focused on both annual and long-term performance to ensure that NEOs are held accountable and rewarded for achievement of annual and longer-term financial and strategic objectives that lead to sustained stockholder value measured on both absolute and relative bases.

Element of Compensation	Form and Objective	Fiscal 2024 Information	Alignment to Strategic Plan

Base Salary

• Delivered in cash.

• Provides a baseline compensation level that delivers a predictable level income to each NEO and reflects his or her job responsibilities, experience, skill set, and contribution to the Company.

		• There were no base salary increases in Fiscal 2024.	• Base salaries enable us to attract and retain qualified, high-caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides bonus opportunities for NEOs if pre-established performance goals are attained, focusing our NEOs on key annual objectives.

• For Fiscal 2024, the incentive bonus was based 100% upon the Company achieving annual EBIT goals at predetermined threshold, target and stretch performance levels.

• Actual performance resulted in a payout at 110% of target.

• Annually, the Compensation Committee establishes performance metrics and goals that align with our strategic plan.

• The Fiscal 2024 annual incentive bonus structure funded 100% based on quantitative financial goals.

Annual Long-Term Incentive Awards

• Delivered in PSUs, RSUs, and stock options.

• Aligns our NEOs’ financial interests closely with those of our stockholders.

• Links compensation to the achievement of multi-year financial or RTSR goals.

• PSUs represented 50% of the annual target grant values for Fiscal 2024 equity awards. These PSUs vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full. For Fiscal 2024, the PSUs are measured on RTSR performance. The three-year performance period for the 2022 PSU awards that was completed at the end of Fiscal 2024 vested at 85% of target.

• In Fiscal 2024, stock options represented 30% of the annual equity grant target value. These stock options vest ratably over three years from the grant date based on continued service and provide compensation only to the extent that our share price appreciates.

• RSUs represented 20% of the annual equity grant target value for Fiscal 2024 equity awards. These RSUs vest ratably over three years from the grant date based on continued service.

• Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

2025 Proxy Statement	|	49

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2024 Compensation

The following provides additional details regarding our compensation components and related decisions for Fiscal 2024.

Base Salary

Base salaries, on average, represent approximately 21% of each NEO’s target total direct compensation. The Compensation Committee reviews NEOs’ base salaries annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	The NEO’s experience, knowledge, skills, and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry;

•	Necessary adjustments to align compensation elements to market levels; and

•	The appropriate balancing of base salary against “at risk” or “variable” compensation.

For Fiscal 2024, our NEOs did not receive base salary increases. Compensation increases were delivered solely through long-term incentives, continuing to strengthen the connection between compensation opportunity and company performance.

Executive Officer	Fiscal 2024 Base Salary

Mr. Schottenstein: CEO	$1,750,000: no base salary increase

Mr. Mathias: CFO	$900,000: no base salary increase

Ms. Foyle: President	$1,500,000: no base salary increase

Ms. Baldwin: CHRO	$625,000: no base salary increase

Fiscal 2024 Annual Incentive Bonus

Our NEOs are eligible for annual incentive bonuses, the achievement of which is based upon the Company meeting pre-established performance goals. Consistent with Fiscal 2023, 100% of the Fiscal 2024 annual incentive bonuses awarded to our NEOs pursuant to the AIP were based upon the achievement of annual EBIT goals.

 EBIT Goal

Bonus Opportunity

EBIT was chosen as the sole performance measure as it reflects both sales performance and expense management initiatives, is controllable by the NEOs, and directly links the Company’s long-term growth with stockholder value. EBIT represents net income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. The Compensation Committee established EBIT performance goals, with threshold, target, and stretch level goals linked to payouts of 25%, 100%, and 200% of target bonus amounts, respectively. The goals were designed to be challenging in context of the need to generate both sales and margin improvement from trends at the time the goals were set, as well as expense reduction.

 Setting Target Bonus Opportunities

Early in the fiscal year, the Compensation Committee establishes each NEO’s annual incentive bonus opportunity as a percentage of the NEO’s base salary. Each NEO’s target annual incentive bonus opportunity reflects his or her role and responsibilities as well as market competitiveness. For Fiscal 2024, there were no increases to the target bonus percentages for the NEOs.

50	|

COMPENSATION DISCUSSION AND ANALYSIS

Target bonus award opportunities typically constitute approximately 24% of each NEO’s target compensation for the Fiscal year. During Fiscal 2024, the target bonus award opportunities for the NEOs were set as follows:

Executive Officer	Fiscal 2024 Target No increase from Fiscal 2023 (as a Percentage of Base Salary)

Jay Schottenstein, CEO	175%

Michael Mathias, CFO	100%

Jennifer Foyle, President	150%

Marisa Baldwin, CHRO	80%

 Fiscal 2024 EBIT Performance

EBIT performance of $452 million for Fiscal 2024 was achieved above our target level of $445 million; accordingly, a 110% bonus payout was earned and paid under the AIP. The EBIT threshold, target, and stretch goals are set forth below.

Fiscal 2024 Annual Incentive Bonus EBIT Performance

ACHIEVED
$452M
$515M
STRETCH
110%
PAYOUT
$445M
TARGET
$386M
THRESHOLD

Based on the above performance results, the NEOs received the below Fiscal 2024 annual incentive payouts.

Executive Officer	Fiscal 2024 Target Annual Incentive Awards	Fiscal 2024 Actual (1) Annual Incentive Award Payouts

Jay Schottenstein, CEO	$3,062,500	$3,368,750

Michael Mathias, CFO	$900,000	$990,000

Jennifer Foyle, President	$2,250,000	$2,475,000

Marisa Baldwin, CHRO	$500,000	$550,000

(1)	Amount represents a 110% payout based on wages paid during the 52-week fiscal year.

2025 Proxy Statement	|	51

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2024 Long-Term Incentive Awards

 Overview and Mix of Awards

We utilize a combination of time- and performance-based long-term incentive awards, which are granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth.

The Fiscal 2024 equity blend of our long-term incentive awards was:

•	PSUs represented 50% (at target) of total long-term equity awards;

•	Stock options represented 30% of total long-term equity awards; and

•	RSUs represented 20% of total long-term equity awards.

 Fiscal 2024 Long-Term Incentive Award Grants

The Compensation Committee established the following Fiscal 2024 target long-term incentive opportunities for each NEO based on his or her overall responsibilities, contributions to the business and market position. With respect to Mr. Schottenstein, the Compensation Committee determined his long-term incentive award grant value within the context of his expertise, sizeable contributions to the success of the business, and overall compensation position relative to peers. The following table summarizes Fiscal 2024 long-term incentive award grants; actual amounts earned for the PSUs, if any, will depend on the Company’s RTSR performance results spanning Fiscal 2024 through Fiscal 2026.

Executive Officer	Fiscal 2024 Target Long-Term Incentive: PSU Awards	Fiscal 2024 Long-Term Incentive: RSU Awards	Fiscal 2024 Long-Term Incentive: Stock Option Awards	Fiscal 2024 Target Total Long-Term Incentive Award

Jay Schottenstein, CEO	$4,750,000	$1,900,000	$2,850,000	$9,500,000

Michael Mathias, CFO	$935,000	$374,000	$561,000	$1,870,000

Jennifer Foyle, President	$2,445,000	$978,000	$1,467,000	$4,890,000

Marisa Baldwin, CHRO	$492,500	$197,000	$295,500	$985,000

PSUs

The grant of PSUs supports the Compensation Committee’s desire to create a stronger and more visible link between NEO pay and Company performance and further aligns the NEO’s’ interests with those of our stockholders. PSUs represent 50% of the value of the NEOs’ annual long-term incentive award. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the estimated fair value of our common stock utilizing a Monte Carlo simulation on the date of the grant. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent that the associated PSUs vest.

52	|

COMPENSATION DISCUSSION AND ANALYSIS

Annual PSU grants cliff vest, if at all, at the end of a three-year performance period upon achievement of pre-established goals. Consistent with Fiscal 2023, the Compensation Committee selected RTSR, measured against the Company’s Peer Group over a three-year performance period as the performance metric for the Fiscal 2024 PSUs. The selection of a relative performance metric ensures that the recipients will be measured against industry performance and encourages a balanced compensation program as the annual incentive bonus and long-term incentive awards are based on multiple metrics, without any overlap.

Vesting of the PSUs ranges from 0% of the target amount for below threshold performance, 50% of the target amount at threshold performance, 100% of the target amount at target performance, and 150% of the target amount if we achieve stretch goals. Threshold performance is attained at the 25th percentile of the Peer Group, target is attained at the 50th percentile and stretch is attained at the 75th percentile or higher. If threshold performance is met or exceeded, performance and award payouts will be determined through interpolation. If the Company’s absolute TSR is negative over the three-year period, vesting is capped at target (100%), regardless of performance relative to the Peer Group.

Stock Options

The grant of stock options supports the Compensation Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our NEOs from equity compensation. Stock options represent 30% of the value of each NEO’s annual long-term incentive award. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black Scholes option pricing model on the grant date.

Annual stock option grants have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest ratably over three years from the grant date, subject to continued employment, and provide compensation to NEOs only to the extent that our share price appreciates from grant date to exercise date.

RSUs

RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs represent 20% of the value of NEOs’ annual long-term incentive award. We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent that the associated RSUs vest. RSUs vest with a three-year ratable vesting schedule, subject to continued employment.

Fiscal 2022 PSU Payouts

In Fiscal 2022, the Compensation Committee granted Messrs. Schottenstein and Mathias and Mss. Foyle and Baldwin PSUs that cliff-vested at the end of a three-year performance period ended February 1, 2025. Payout of the Fiscal 2022 PSUs was subject to the achievement of RTSR, measured against the S&P 1500 Specialty Retail Index. AEO’s RTSR was at the 42nd percentile, resulting in an 85% vesting.

Accordingly, this resulted in an 85% payout of Fiscal 2022 PSUs.

Based upon the performance discussed above, Messrs. Schottenstein and Mathias, and Mss. Foyle and Baldwin received the following payouts with respect to their Fiscal 2022 PSU awards:

NEO	Target Fiscal 2022 PSU Award (# of Shares)	Fiscal 2022 PSU Payout (# of Shares)(1)

Jay Schottenstein, CEO	198,070	179,836

Michael Mathias, CFO	38,090	34,584

Jennifer Foyle, President	101,574	92,223

Marisa Baldwin, CHRO	16,506	14,987

(1)

PSU Payout (# of Shares) includes accrued dividends. Pursuant to the terms of the award agreements, participants are eligible to receive dividend equivalents with respect to dividends paid prior to the settlement of the award. The earned shares reported in this table do not include additional shares acquired through the deemed reinvestment of dividend equivalents prior to settlement of the award. The earned shares, including shares acquired through the deemed reinvestment of dividends through February 1, 2025, are reported in the Fiscal 2024 Option Exercises and Stock Vested Table. PSU award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.

2025 Proxy Statement	|	53

COMPENSATION DISCUSSION AND ANALYSIS

COMPANY COMPENSATION POLICIES AND PRACTICES

Other Practices and Policies

Clawback Policy

In accordance with the SEC’s and NYSE’s rules, the Company maintains an Incentive Based Compensation Recovery Policy (the “Clawback Policy”). Current executive officers of the Company have agreed in writing to the terms and conditions of the Clawback Policy. Under the Clawback Policy, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the federal securities laws, the Company will recoup any erroneously awarded incentive-based compensation from the Company’s current and former executive officers. Additionally, the 2023 Stock Plan includes additional award forfeiture provisions that provide for the cancellation or forfeiture of an award (in full or in part) in the event that the award recipient engages in misconduct related to the restatement of financial statements.

Benefits and Perquisites

NEOs generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We provide limited perquisites for our NEOs, as set forth in the Summary Compensation Table, which we believe are reasonable and justified by market practice, personal safety and convenience that enhances productivity. For Fiscal 2024, perquisites primarily consist of a security benefit to Mr. Schottenstein and an executive physical program to proactively manage health risks for our executive officers that was utilized by Messrs. Schottenstein and Mses. Foyle and Baldwin during Fiscal 2024.

Management Stock Ownership Requirements

We have stock ownership requirements to establish a commonality of interest between management and stockholders. Certain members of management are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, the multiple is six times and for the other NEOs, the multiple is three times. The requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Unearned performance awards and unexercised stock options do not count toward ownership requirement attainment. If an executive officer does not meet his or her ownership requirement, he or she must retain 50% of the after-tax shares acquired through stock sales until the requirement is reached. As of the Record Date of this Proxy Statement, the CEO and the President are in compliance with their requirements. Ms. Baldwin, who was hired in September 2021 and Mr. Mathias who was promoted into an executive officer role in April 2020 are on both on track to meet their respective requirements within a reasonable timeline and are subject to trading restrictions until their respective ownership requirements have been met. Additional information regarding stock ownership requirements can be found on page 73.

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the NEOs employment with us under specified circumstances, including termination related to a change in control (“CIC”). These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executive officers in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into CIC agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, our CEO. The CIC Agreements are designed to motivate the NEOs to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if a NEO’s employment is terminated by the Company other than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

•	a lump-sum severance payment equal to one and one-half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

54	|

COMPENSATION DISCUSSION AND ANALYSIS

•

upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including stock options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments and Non-Compete Agreements

Ms. Foyle and Ms. Baldwin are eligible to receive post-employment payments. Generally, if Ms. Foyle’s and Ms. Baldwin’s respective employment is involuntarily terminated without “Cause” by the Company and not due to death or Disability, in exchange for the execution and non-revocation of a general release of claims in a form provided by the Company, Ms. Foyle and Ms. Baldwin respectively will be entitled to a severance payment.

For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section.

The NEOs also agreed to certain provisions under a non-compete agreement (each, a “Non-Compete Agreement”), with the exception of Mr. Schottenstein, who has not entered into a Non-Compete Agreement, including the following: (i) not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) to provide the Company with at least 30 days’ written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Mr. Mathias and Ms. Baldwin and 24 months for Ms. Foyle). The Company has agreed to continue base salary payments of up to 12 months for Mr. Mathias and Ms. Baldwin and 24 months for Ms. Foyle if and to the extent the Company exercises the right to enforce this non-compete provision. The breach of any of the foregoing provisions may result in the NEO forfeiting unvested equity awards as well as forfeiting any base salary continuation.

Tax Matters

Section 162(m) of the Internal Revenue Code generally limits deductibility of compensation that a publicly traded company pays to certain “covered employees,” up to $1 million per year. Covered employees for this purpose include the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016.

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of our compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability, and transparency. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Compensation Committee’s decisions regarding our NEOs’ compensation for Fiscal 2024 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

2025 Proxy Statement	|	55

COMPENSATION DISCUSSION AND ANALYSIS

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of American Eagle Outfitters, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Cary D. McMillan (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Janice E. Page

David M. Sable

Noel J. Spiegel

56	|

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT
Compensation Risk Assessment

Annually, the Compensation Committee, together with management, conducts an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive
employee populations, as well as other compensation-related policies to which our employees are subject. This assessment evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, pay mix, and verification of performance results.
Based on this assessment, the Compensation Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company. Accordingly, no material adjustments were made to the Company’s compensation policies and practices as a result of its risk profile. The Compensation Committee will continue to monitor the Company’s compensation policies and practices to determine whether its risk management objectives are being met.
Insider Trading Policy
The Company has adopted the AEO Policy on Insider Trading (the “Insider Trading Policy”) that applies to all associates, officers, directors, and individuals working on behalf of the Company (e.g., consultants and independent contractors) or any of its subsidiaries or affiliates, as well as the Company itself. The Company believes that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations with respect to the purchase, sale, and/or other dispositions of the Company’s securities, as well as the applicable rules and regulations of the New York Stock Exchange. A copy of the Insider Trading Policy is filed as Exhibit 19 to the Company’s Annual Report on Form
10-K
for the fiscal year ended February 1, 2025.
Prohibition Against Hedging Transactions and Pledging
Employees (including our executive officers) and members of the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and members of the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Although we do not have a formal policy regarding the timing of stock option grants coinciding with the release of material nonpublic information, we do not time the release of material nonpublic information for the purpose of affecting the value of any equity award. Additionally, equity grant recipients do not choose the grant date for their individual stock option grants. The grant date for equity awards to executive officers generally ties to the date of the meeting during which the Compensation Committee approves such awards.

2025 Proxy Statement	|	57

COMPENSATION TABLES AND RELATED INFORMATION

General

The following tables set forth information concerning the compensation awarded to, earned by, or paid to the following NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Mathias, our Executive Vice President, Chief Financial Officer;
3) Ms. Foyle, our President, Executive Creative Officer, AE and Aerie; and
4) Ms. Baldwin, our Executive Vice President, Chief Human Resources Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Jay L. Schottenstein Chief Executive Officer	2024	$1,750,000	—	$6,650,019	$2,850,005	$3,368,750	$361,753	$14,980,527
	2023	$1,817,308	—	$5,810,002	$2,490,002	$6,360,577	$315,330	$16,793,219
	2022	$1,750,000	—	$5,459,994	$2,340,002	$—	$226,544	$9,776,540
Michael A. Mathias Chief Financial Officer	2024	$900,000	—	$1,309,020	$561,004	$990,000	$12,938	$3,772,961
	2023	$907,692	—	$1,120,004	$479,997	$1,815,384	$13,962	$4,337,039
	2022	$779,808	—	$1,049,985	$450,001	$—	$10,154	$2,289,948
Jennifer M. Foyle President, Executive Creative Officer AE and Aerie	2024	$1,500,000	—	$3,422,980	$1,467,002	$2,475,000	$77,985	$8,942,967
	2023	$1,530,769	—	$2,939,989	$1,259,999	$4,592,308	$51,087	$10,374,152
	2022	$1,373,077	—	$2,799,997	$1,200,002	$—	$10,445	$5,383,521
Marisa A. Baldwin Chief Human Resources Officer	2024	$625,000	—	$689,518	$295,499	$550,000	$77,985	$2,238,002
	2023	$634,231	—	$525,006	$225,001	$1,014,769	$49,750	$2,448,756
	2022	$557,885	—	$455,010	$195,002	$—	$1,955	$1,209,852

(1)	Fiscal 2024 refers to the 52-week period ended February 1, 2025.

(2)

Amounts in this column for Fiscal 2024 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 11 of the Consolidated Financial Statements contained in our Annual Report. Amounts shown in this column for Fiscal 2024 include the following, with the values of the PSU awards shown at target:

	2024 RSU Awards	2024 PSU Awards (At Target) (a)

Jay L. Schottenstein	$1,900,007	$4,750,012

Michael A. Mathias	$374,006	$935,014

Jennifer M. Foyle	$977,992	$2,444,988
Marisa A. Baldwin	$197,007	$492,511

(a)	The maximum values of the PSU awards granted on April 4, 2024 are $7,125,018 for Mr. Schottenstein, $1,402,521 for Mr. Mathias, $3,667,482 for Ms. Foyle, and $738,767 for Ms. Baldwin.

(3)

The value of the time-based stock option awards included in this column is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions is available in Note 11 of the Consolidated Financial Statements contained in our Annual Report.

(4)	For Fiscal 2024, non-equity incentive compensation represents the annual incentive bonus paid to each NEO. The amount represents a 110% payout based on wages paid during the 52-week fiscal year.

58	|

COMPENSATION TABLES AND RELATED INFORMATION

(5)	For Fiscal 2024:

(a)

For Mr. Schottenstein, the amount consists of (i) $296,753 in aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel, and (ii) $65,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit. The incremental cost calculation for personal use security benefit includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance and other incidental costs incurred in connection with such personal use.

(b)	For Mr. Mathias, the amount consists of $12,938 in employer contributions to the 401(k) plan.

(c)

For Ms. Foyle, the amount consists of (i) $12,985 in employer contributions to the 401(k) plan, and (ii) $65,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above.

(d)

For Ms. Baldwin, the amount consists of (i) $12,985 in employer contributions to the 401(k) plan, and (ii) $65,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above.

Grants of Plan-Based Awards – Fiscal 2024
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jay L. Schottenstein	(1)	—	$765,625	$3,062,500	$6,125,000	—	—	—	—	—	—	—

	(2)	4/4/2024	—	—	—	81,925	163,850	245,775	—	—	—	$4,750,012

	(3)	4/4/2024	—	—	—	—	—	—	77,965	—	—	$1,900,007

	(4)	4/4/2024	—	—	—	—	—	—	—	268,615	$24.37	$2,850,005

Michael A. Mathias	(1)	—	$225,000	$900,000	$1,800,000	—	—	—	—	—	—	—

	(2)	4/4/2024	—	—	—	16,127	32,253	48,380	—	—	—	$935,014

	(3)	4/4/2024	—	—	—	—	—	—	15,347	—	—	$374,006

	(4)	4/4/2024	—	—	—	—	—	—	—	52,875	$24.37	$561,004

Jennifer M. Foyle	(1)	—	$562,500	$2,250,000	$4,500,000	—	—	—	—	—	—	—

	(2)	4/4/2024	—	—	—	42,170	84,339	126,509	—	—	—	$2,444,988

	(3)	4/4/2024	—	—	—	—	—	—	40,131	—	—	$977,992

	(4)	4/4/2024	—	—	—	—	—	—	—	138,266	$24.37	$1,467,002

Marisa A. Baldwin	(1)	—	$125,000	$500,000	$1,000,000	—	—	—	—	—	—	—

	(2)	4/4/2024	—	—	—	8,495	16,989	25,484	—	—	—	$492,511

	(3)	4/4/2024	—	—	—	—	—	—	8,084	—	—	$197,007

	(4)	4/4/2024	—	—	—	—	—	—	—	27,851	$24.37	$295,499

(1)	Amount represents the Fiscal 2024 annual incentive cash bonus established under the AIP.

(2)	Amount represents a grant of PSUs under our 2023 Plan with vesting based on achievement of RTSR performance goals over a three-year performance period.

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2023 Plan.

(4)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2023 Plan.

(5)

Amounts have been calculated based on aggregate grant date fair value determined in accordance with ASC 718 for the respective award types. The grant date fair value of the PSUs has been calculated based on the probable outcome of performance conditions.

2025 Proxy Statement	|	59

COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal 2024 Year – End

		Option Awards					Stock Awards(1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jay L. Schottenstein	(2)	235,526	—	—	$19.60	3/14/25	—	—	—	—

	(3)	266,719	—	—	$21.41	3/26/26	—	—	—	—

	(4)	347,142	—	—	$8.62	3/26/27	—	—	—	—

	(5)	258,000	—	—	$12.33	6/4/27	—	—	—	—

	(6)	173,023	—	—	$32.58	4/9/28	—	—	—	—

	(8)	—	—	—	—	—	211,571	$3,414,757	—	—

	(9)	—	—	—	—	—	32,220	$520,031	—	—

	(10)	264,565	132,283	—	$17.24	3/30/29	—	—	—	—

	(11)	—	—	—	—	—	—	—	296,376	$4,783,510

	(12)	—	—	—	—	—	88,456	$1,427,686	—	—

	(13)	156,309	312,618	—	$13.17	3/30/30	—	—	—	—

	(14)	—	—	—	—	—	—	—	167,883	$2,709,626

	(15)	—	—	—	—	—	79,884	$1,289,325	—	—
	(16)	—	268,615	—	$24.37	4/4/31	—	—	—	—

Michael A. Mathias	(5)	40,471	—	—	$12.33	6/4/27	—	—	—	—

	(6)	31,731	—	—	$32.58	4/9/28	—	—	—	—

	(8)	—	—	—	—	—	40,686	$656,678	—	—

	(9)	—	—	—	—	—	6,197	$100,025	—	—

	(10)	50,878	25,439	—	$17.24	3/30/29	—	—	—	—

	(11)	—	—	—	—	—	—	—	57,133	$922,120

	(12)	—	—	—	—	—	17,053	$275,236	—	—

	(13)	30,131	60,264	—	$13.17	3/30/30	—	—	—	—

	(14)	—	—	—	—	—	—	—	33,047	$533,376

	(15)	—	—	—	—	—	15,725	$253,797	—	—
	(16)	—	52,875	—	$24.37	4/4/31	—	—	—	—

Jennifer M. Foyle	(2)	73,032	—	—	$19.60	3/14/25	—	—	—	—

	(3)	127,607	—	—	$21.41	3/26/26	—	—	—	—

	(4)	86,084	—	—	$8.62	3/26/27	—	—	—	—

	(5)	123,435	—	—	$12.33	6/4/27	—	—	—	—

	(6)	98,870	—	—	$32.58	4/9/28	—	—	—	—

	(8)	—	—	—	—	—	108,498	$1,751,151	—	—

	(9)	—	—	—	—	—	16,522	$266,673	—	—

	(10)	135,674	67,838		$17.24	3/30/29

	(11)	—	—	—	—	—	—	—	149,973	$2,420,561

	(12)	—	—	—	—	—	44,761	$722,439	—	—

	(13)	79,096	158,192	—	$13.17	3/30/30	—	—	—	—

	(14)	—	—	—	—	—	—	—	86,415	$1,394,734

	(15)	—	—	—	—	—	41,119	$663,656	—	—
	(16)	—	138,266	—	$24.37	4/4/31	—	—	—	—

Marisa A. Baldwin	(7)	7,455	—	—	$27.01	9/13/28	—	—	—	—

	(8)	—	—	—	—	—	17,631	$284,566	—	—

	(9)	—	—	—	—	—	2,686	$43,356	—	—

	(10)	22,047	11,024	—	$17.24	3/30/29	—	—	—	—

	(11)	—	—	—	—	—	—	—	26,781	$432,245

	(12)	—	—	—	—	—	7,995	$129,039	—	—

	(13)	14,124	28,249	—	$13.17	3/30/30	—	—	—	—

	(14)	—	—	—	—	—	—	—	17,407	$280,951

	(15)	—	—	—	—	—	8,283	$133,687	—	—
	(16)	—	27,851	—	$24.37	4/4/31	—	—	—	—

(1)

All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price for AEO common stock on January 31, 2025 ($16.14), the last trading day of Fiscal 2024, by the number of shares underlying the award.

(2)

Amount represents an award of time-based stock options granted on March 14, 2018, under our 2017 Stock Award and Incentive Plan (herein referred to as our “2017 Plan”) that are exercisable at the fair market value on the grant date and vested ratably on March 14, 2019, March 14, 2020 and March 14, 2021.

(3)

Amount represents an award of time-based stock options granted on March 26, 2019, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 26, 2020, March 26, 2021 and March 26, 2022.

60	|

COMPENSATION TABLES AND RELATED INFORMATION

(4)

Amount represents an award of time-based stock options granted on March 26, 2020, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 26, 2021, March 26, 2022 and March 26, 2023.

(5)

Amount represents an award of time-based stock options granted on June 4, 2020 under our 2020 Stock Award and Incentive Plan (herein referred to as our “2020 Plan”) that are exercisable at the fair market value on the grant date and vested ratably on June 4, 2021, June 4, 2022, and June 4, 2023.

(6)

Amount represents an award of time-based stock options granted on April 9, 2021 under our 2020 Plan that are exercisable at the fair market value on the grant date and vested ratably on April 9, 2022, April 9, 2023, and April 9, 2024.

(7)

Amount represents an award of time-based stock options granted on September 13, 2021 under our 2020 Plan that are exercisable at the fair market value on the grant date and vested ratably on September 13, 2022, September 13, 2023, and September 13, 2024.

(8)

Amount represents a grant on March 30, 2022 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On February 21, 2025, the Compensation Committee certified a payout of 85% of target.

(9)

Amount represents a grant on March 30, 2022 of time-based RSUs under our 2020 Plan with a three-year vesting period. On each of March 30, 2023, and March 30, 2024, one-third of the RSUs plus the respective dividends vested. The remaining one-third of the RSUs vested after the end of Fiscal 2024 in accordance with the terms of the grant on March 30, 2025.

(10)

Amount represents an award of time-based stock options granted on March 30, 2022 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On each of March 30, 2023, and March 30, 2024, one-third of the stock options vested. The remaining one-third of the stock options vested after the end of Fiscal 2024 in accordance with the terms of the grant on March 30, 2025.

(11)

Amount represents a grant on March 30, 2023 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. Target performance is represented in the table.

(12)

Amount represents a grant on March 30, 2023 of time-based RSUs under our 2020 Plan with a three-year vesting period. On March 30, 2024, one-third of the RSUs plus the respective dividends vested. One-third of the RSUs vested after the end of Fiscal 2024 on March 30, 2025, and the remaining one-third of the RSUs will vest in accordance with the terms of the grant on the third anniversary of the grant date.

(13)

Amount represents an award of time-based stock options granted on March 30, 2023 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On March 30, 2024, one-third of the stock options vested. One-third of the stock options vested after the end of Fiscal 2024 on March 30, 2025, and the remaining one-third of the stock options will vest in accordance with the terms of the grant on the third anniversary of the grant date.

(14)

Amount represents a grant on April 4, 2024 under our 2023 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. Target performance is represented in the table.

(15)

Amount represents a grant on April 4, 2024 of time-based RSUs under our 2023 Plan with a three-year vesting period. The RSUs plus the respective dividends vest in accordance with the terms of the grant on the first, second and third anniversaries of the grant date.

(16)

Amount represents an award of time-based stock options granted on April 4, 2024 under our 2023 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. The award vests in thirds in accordance with its terms on the first, second and third anniversaries of the grant date.

2025 Proxy Statement	|	61

COMPENSATION TABLES AND RELATED INFORMATION

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in Fiscal 2024.

Option Exercises and Stock Vested – Fiscal 2024

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	227,937	$2,198,452	170,166	$4,101,821
Michael A. Mathias	—	—	31,892	$769,902
Jennifer M. Foyle	20,000	$247,600	92,574	$2,223,618
Marisa A. Baldwin	—	—	10,623	$258,585

(1)

Amounts represent the number of shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. The amount represents stock option exercises from Fiscal 2017 and Fiscal 2020 awards.

(2)

Amounts represent the number of shares and related value for stock awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. Consistent with Company policy, upon the vesting of these awards, the Company withheld a portion of the otherwise distributable shares in respect of taxes. Accordingly, after shares were withheld for taxes, the NEOs acquired the following net share amounts: Mr. Schottenstein—108,104; Mr. Mathias—19,941; Ms. Foyle—41,379; and Ms. Baldwin—5,531. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSUs vested. Values include the vesting of RSU awards granted in Fiscal 2021, Fiscal 2022, and Fiscal 2023, as well as PSU awards granted in Fiscal 2021. Amounts are inclusive of dividend equivalent units that vested during Fiscal 2024.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability, or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In Fiscal 2024, there were no NEOs participating in the nonqualified deferred compensation plan.

Post-Employment Compensation

The following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of February 1, 2025, the last day of Fiscal 2024, and a closing stock price per share of $16.14 on January 31, 2025, the last trading day of Fiscal 2024.

For each NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of February 1, 2025 (which are set forth in the “Outstanding Equity Awards at Fiscal 2024 Year-End” table). The tables assume that each NEO will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our CIC benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above titled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

62	|

COMPENSATION TABLES AND RELATED INFORMATION

Jay L. Schottenstein

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)(5)
Cash Payments
Base	—	—	—	—	—
Bonus (1)	$3,368,750	—	$3,368,750	—	—
Stock Option Vesting (2)	$928,475	$928,475	$928,475	—	$928,475
RSU Vesting (3)	$1,393,398	$1,393,398	$1,393,398	—	$3,237,042
PSU Vesting (4)	$10,395,679	$10,395,679	$10,395,679	—	$10,395,679
Total	$16,086,302	$12,717,552	$16,086,302	—	$14,561,196

(1)

In the event of a termination following a death or Disability or termination without Cause, this assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met.

(2)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested non-qualified stock option (“NSO”). In the event of a retirement or termination without Cause, given Mr. Schottenstein’s retirement eligibility, unvested options continue to vest on their regular schedule.

(3)

Amount reflects the vesting of the RSU awards granted on March 30, 2022, March 30, 2023, and April 4, 2024, prorated based on service in the event of death or Disability, retirement or termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)

Amount based upon the 2022 PSUs vesting at 85% of target, which reflects the extent that the performance goals were met. Any PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(5)	Although Mr. Schottenstein does not have a CIC Agreement, the amounts shown represent what he would be entitled to pursuant to the terms of our 2020 Plan and 2023 Plan.

Michael A. Mathias

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$900,000	—	$2,700,000
Bonus (2)	$990,000	—	$990,000	—	$900,000
Stock Option Vesting (3)	$178,984	$178,984	$178,984	—	$178,984
RSU Vesting (4)	$269,893	$269,893	$269,893	—	$629,058
PSU Vesting (5)	$2,013,672	$2,013,672	$2,013,672	—	$2,013,672
Health-Care Coverage (6)	—	—	$24,680	—	$24,680

Total	$3,452,549	$2,462,549	$4,377,229	—	$6,446,393

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Mr. Mathias’s annual incentive bonus at target.

(3)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of a retirement or termination without Cause, given Mr. Mathias’s retirement eligibility, unvested options continue to vest on their regular schedule.

2025 Proxy Statement	|	63

COMPENSATION TABLES AND RELATED INFORMATION

(4)

Amount reflects the vesting of the RSU awards granted on March 30, 2022, March 30, 2023, and April 4, 2024, prorated based on service in the event of death or Disability, retirement or termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount based upon the 2022 PSUs vesting at 85% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)

Cash Payments

Base(1)	—	—	$1,500,000	—	$5,625,000

Bonus(2)	$2,475,000	—	$2,475,000	—	$2,250,000

Stock Option Vesting(3)	$469,830	$469,830	$469,830	—	$469,830

RSU Vesting(4)	$711,145	$711,145	$711,145	—	$1,652,767

PSU Vesting(5)	$5,303,774	$5,303,774	$5,303,774	—	$5,303,774

Health-Care Coverage(6)	—	—	$24,680	—	$24,680

Total	$8,959,749	$6,484,749	$10,484,429	—	$15,326,052

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, the amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Foyle’s annual incentive bonus at target.

(3)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of a retirement or termination without Cause, given Ms. Foyle’s retirement eligibility, unvested options continue to vest on their regular schedule.

(4)

Amount reflects the vesting of the RSU awards granted on March 30, 2022, March 30, 2023, and April 4, 2024, prorated based on service in the event of death or Disability, retirement or termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount based upon the 2022 PSUs vesting at 85% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

64	|

COMPENSATION TABLES AND RELATED INFORMATION

Marisa A. Baldwin

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)

Cash Payments

Base(1)	—	—	$625,000	—	$1,687,500

Bonus(2)	$550,000	—	$550,000	—	$500,000

Stock Option Vesting(3)	$83,900	—	—	—	$83,900

RSU Vesting(4)	$127,587	—	—	—	$306,082

PSU Vesting(5)	$955,077	—	—	—	$955,077

Health-Care Coverage(6)	—	—	$24,680	—	$24,680

Total	$1,716,564	—	$1,199,680	—	$3,557,238

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Baldwin’s annual incentive bonus at target.

(3)	In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the RSU awards granted on March 30, 2022, March 30, 2023, and April 4, 2024, prorated based on service in the event of death or Disability. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or CIC, this amount is based upon the 2022 PSUs vesting at 85% of target, which reflect the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited. In the event of voluntary termination or termination without Cause, awards will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

CEO Pay Ratio

American Eagle Outfitters, Inc. is a multinational apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also endeavor to create a flexible work environment so that our associates can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In Fiscal 2024, we identified a new median employee. SEC rules allow us to select methodologies, employ certain exemptions, and make adjustments or assumptions for identifying our median employee in a manner that is most appropriate based on our size, organizational structure, and compensation plans, policies and procedures. Below is a brief explanation of the methodologies, exemptions and adjustments we used for calculating our Fiscal 2024 median employee:

•

We excluded employees who were active in our payroll system on January 31, 2025, the determination date, but did not earn any wages from AEO during Fiscal 2024. On January 31, 2025 our global employee population was approximately 44,200, with approximately 43,800 of those employees earning wages in Fiscal 2024. Given our number of part-time and seasonal employees, we believe this methodology was reasonable for purposes of identifying the median employee.

•

For the compensation measure, we used annual “gross compensation” as reflected in our payroll records (excluding Mr. Schottenstein). For this purpose, “gross compensation” is taxable wages for Fiscal 2024.

2025 Proxy Statement	|	65

COMPENSATION TABLES AND RELATED INFORMATION

•	Additionally, for the compensation measure, we annualized the compensation of permanent employees employed with us on January 31, 2025 but who worked for less than the full fiscal year.

•

All of our Canadian and Mexican employees were included in the analysis. Applying the de minimis exemption under the SEC regulations, we excluded all of our non-U.S. employees in Hong Kong as such employees make up less than 5% of our total employee population. The chart below illustrates our employee population by country.

Included in Analysis		Excluded from Analysis
Country	Employees	Country	Employees
United States	37,673	Hong Kong	262
Canada	3,662
Mexico	2,499
% of Total Population: 99%		% of Total Population: 1%

We then identified our 2024 median employee from our associate population using this compensation measure, which was consistently applied to all our associates included in the calculation. Based on the methodologies, adjustments and exclusions described above, the median employee is a part-time retail associate employed in a store in the United States. The median employee works an average of approximately 11-16 hours per week and is able to take advantage of scheduling flexibility. We calculated all of the elements of the median employee’s compensation for Fiscal 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2024 Summary Compensation Table in accordance with SEC rules.

The estimated values are as follows for Fiscal 2024:

•	Mr. Schottenstein’s annual total compensation: $14,980,527.

•	Our median employee’s annual total compensation: $7,488.

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 2,011:1.

This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

66	|

COMPENSATION TABLES AND RELATED INFORMATION

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive Compensation Actually Paid (“CAP”), as calculated under applicable SEC rules, for our principal executive officer (“PEO”) and other named executive officers (“Non-PEO NEOs”)
and Company performance for the fiscal years listed below.
The methodology for calculating CAP to our PEO and CAP to
our Non-PEO NEOs,
including details regarding the amounts that were deducted from, and added to, the Summary Compensation Totals (“SCT”) totals to arrive at the values presented for CAP, are provided in the footnotes to the table. A discussion of the relationship between CAP and Company performance measures (i) listed in the table below and (ii) that the Company has deemed most important in linking CAP during Fiscal 2024 to Company performance is also presented below. Note that for Non-PEO NEOs,
compensation is reported as an average.
The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For information related to how the Compensation Committee assessed the Company’s performance and determined compensation for the NEOs, see the CD&A section of this Proxy Statement and in the proxy statements for Fiscal 2020, Fiscal 2021, Fiscal 2022 and Fiscal 2023.

Pay Versus Performance Table

Fiscal Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on: (4)		Net Income (Loss) ($ Millions) (5)	Adjusted Earnings Before Interest and Taxes ($ Millions) (6)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)

2024	$14,980,527	$3,597,586	$4,984,643	$1,942,131	$125.0	$153.5	$329	$452

2023	$16,793,219	$24,307,437	$5,932,748	$8,206,623	$156.8	$139.7	$170	$386

2022	$9,776,540	$1,499,742	$3,080,683	$726,957	$115.0	$119.1	$125	$280

2021	$14,875,447	$15,274,358	$5,334,752	$5,623,793	$160.4	$122.0	$420	$617

2020	$14,784,288	$29,296,913	$4,920,732	$9,134,036	$158.7	$114.2	$(209)	$12

(1)	Jay Schottenstein was our PEO for each fiscal year presented. The individuals comprising the Non-PEO NEOs for each fiscal year presented are listed below.

Fiscal 2020	Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024

Michael Mathias	Michael Mathias	Michael Mathias	Michael Mathias	Michael Mathias

Jennifer Foyle	Jennifer Foyle	Jennifer Foyle	Jennifer Foyle	Jennifer Foyle

Michael Rempell	Michael Rempell	Michael Rempell	Michael Rempell	Marisa Baldwin

Charles Kessler	Andrew McLean	Marisa Baldwin	Marisa Baldwin

Robert Madore		Andrew McLean

(2)
The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned,
realized
, or received by the Company’s NEOs. These amounts reflect the SCT Total with certain adjustments as described in footnote 3 below.

(3)
CAP reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO NEOs
as set forth below. Equity values are calculated in accordance with ASC 718. Amounts in the “Exclusion of Stock Awards and Option Awards for PEO” column are based on the amounts set forth in the “Stock Awards” and “Option Awards” columns included in the SCT for the applicable fiscal year. Amounts in the “Average Exclusion of Stock Awards and Option Awards
for Non-PEO NEOs”
column are based on average amounts set forth in “Stock Awards” and “Option Awards” columns included in the SCT for the applicable fiscal year. Amounts for the varying non-PEO NEOs
serving during Fiscal 2023, Fiscal 2022, Fiscal 2021 and Fiscal 2020 are based on the SCT included in our proxy statement for the respective fiscal year.

2025 Proxy Statement	|	67

COMPENSATION TABLES AND RELATED INFORMATION

PEO SCT Total Compensation to CAP Reconciliation

Fiscal Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)

2024	$14,980,527	$(9,500,024)	$(1,882,917)	$3,597,586

Average Non-PEO NEOs SCT Total Compensation to CAP Reconciliation

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2024	$4,984,643	$(2,581,674)	$(460,838)	$1,942,131
The amounts in the “Inclusion of Equity
Values
for PEO” and “Average
Inclusion
of Equity Values for
Non-PEO
NEOs” columns of the tables above are derived from the amounts set forth in the following tables:

Fiscal Year	Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for PEO ($)	plus, Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for PEO ($)	plus, Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Fiscal Year for PEO ($)	plus, Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for PEO ($)	plus, Fair Value at Last Day of Prior Fiscal Year of Equity Awards Forfeited During Fiscal Year for PEO ($)	plus, Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)

2024	$4,225,906	$(5,654,655)	—	$(454,168)	—	—	$(1,882,917)

Fiscal Year	Average Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non-PEO NEOs ($)	plus, Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	plus, Average Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for Non-PEO NEOs ($)	plus, Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Non- PEO NEOs ($)	plus, Average Fair Value at Last Day of Prior Fiscal Year of Equity Awards Forfeited During Fiscal Year for Non-PEO NEOs ($)	plus, Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2024	$1,148,409	$(1,487,316)	—	$(121,931)	—	—	$(460,838)

(4)
The Company’s peer group used for
compensation
benchmarking purposes (the “Peer Group”) was utilized for purposes of calculating Peer Group Total Shareholder Return (“TSR”) for all periods presented, as follows:

For Fiscal 2024: Abercrombie & Fitch Co.; Burberry Group plc; Capri Holdings Limited; The Gap, Inc.; Guess?, Inc.; Hanesbrands Inc.; Kontoor Brands; Levi Strauss & Co.; Lululemon Athletica, Inc.; PVH Corp.; Ralph Lauren Corporation; Tapestry, Inc.; Under Armour Inc.; Urban Outfitters, Inc; and Victoria’s Secret & Co. (collectively, the “2024 Peer Group”). Chico’s FAS, Inc. was removed for 2024 as they were taken private and ceased trading as a public company in January 2024. Express, Inc. is included through April 2024, when the company filed for Chapter 11 bankruptcy.

68	|

COMPENSATION TABLES AND RELATED INFORMATION

TSR for both the Company and the Peer Group is based on an initial $100 investment, measured on a cumulative basis from the market close on February 1, 2020, through and including the end of the fiscal year for which TSR is being presented in the table. TSR calculations reflect reinvestment of dividends. Historical stock performance is not necessarily indicative of future stock performance.

For Fiscal 2023, our peer group consisted of the following companies: Abercrombie & Fitch Co.; Burberry Group plc; Capri Holdings Limited; Chico’s FAS, Inc.; Express, Inc.; The Gap, Inc.; Guess?, Inc.; Hanesbrands Inc.; Kontoor Brands; Levi Strauss & Co.; Lululemon Athletica, Inc.; PVH Corp.; Ralph Lauren Corporation; Tapestry, Inc.; Under Armour Inc.; Urban Outfitters, Inc; and Victoria’s Secret & Co. (collectively, the “2023 Peer Group”).

For comparison, the table below lists the value of $100 invested in the peer group with (2023 Peer Group) and without (2024 Peer Group) Chico’s FAS, Inc. Additionally, Express, Inc. is excluded in the 2024 TSR calculation beginning after April 2024 due to bankruptcy.

Fiscal Year	2023 Peer Group	2024 Peer Group

2024	$153.49	$153.49

2023	$139.94	$139.67

2022	$119.10	$119.08

2021	$121.97	$122.01

2020	$113.91	$114.15

(5)
Amounts shown are net income (loss) attributable to the Company, as reflected in the Company’s Consolidated Statements of Operations for each of Fiscal 2020, Fiscal 2021, Fiscal 2022, Fiscal 2023 and Fiscal 2024.

(6)
EBIT is a
non-GAAP
or adjusted measure. EBIT represents net income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP
or adjusted measures. We have identified EBIT as our Company-Selected Measure (“CSM”) that represents, in our view, the most important financial performance measure used to link CAP to our performance for Fiscal 2024.

2025 Proxy Statement	|	69

COMPENSATION TABLES AND RELATED INFORMATION

Relationship between CAP and Financial Performance Measures

The following charts show graphically the relationships over the past five fiscal years of CAP to PEO and Average CAP to
Non-PEO
NEOs, as compared to our cumulative TSR, net income (loss) and EBIT, as well as the relationship between Company TSR and Peer Group TSR. In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the CD&A section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to Fiscal 2024 compensation for our NEOs.
CAP versus Total Shareholder Return: Company and Peer Group
The following chart sets forth the relationship between CAP to PEO, Average CAP to
Non-PEO
NEOs, the Company’s cumulative TSR, and the cumulative TSR of our Peer Group over the five most recently completed fiscal years.
As illustrated in the chart, the trend of the Company’s TSR over the five-year period of Fiscal 2020 through Fiscal 2024 generally aligns with the trend of CAP values for our PEO and
Non-PEO
NEOs over this same period. Our compensation program design emphasizes structuring a significant portion of NEO compensation in the form of at-risk
or variable equity incentives tied to our stock price and TSR performance, as described in the CD&A section of this Proxy Statement.
The Company’s PSU awards, which represent 50% of the value of the NEOs’ annual long-term incentive awards, are designed with a vesting factor tied to three-year TSR performance measured against RTSR goals that are tied to the Peer Group. These
TSR-based
performance measures provide for an increased award payout opportunity in the event of certain Company TSR out performance against pre-established
goals and, alternatively, a decreased award payout opportunity in the event of underperformance against these RTSR goals.

CAP versus Net Income (Loss)
SEC rules require that net income be presented as a performance measure in the Pay Versus Performance Table above. The Company does not use net income (loss) to determine compensation levels or incentive plan payouts
, and therefore there was not total alignment between CAP and net income (loss).
Specifically, CAP is not aligned with performance of net loss as a financial performance measure for Fiscal 2020. While the Company reported net income of $329 million, $170 million, $125 million and $420 million for Fiscal 2024, Fiscal 2023, Fiscal 2022 and Fiscal 2021, respectively, the Company reported a net loss of $209 million for Fiscal 2020. Fiscal 2020 CAP is significantly higher than CAP for Fiscal 2021, Fiscal 2022 and Fiscal 2024 primarily due to the Company’s stock price at January 30, 2021, versus the Company’s stock price on the grant dates of our Fiscal 2020 equity awards (i.e., versus March 26, 2020 and June 4, 2020), and the resulting increase in fair value of these awards.

70	|

COMPENSATION TABLES AND RELATED INFORMATION

CAP versus CSM: EBIT
The following chart sets forth the relationship between CAP to PEO, Average CAP to
Non-PEO
NEOs, and our CSM, EBIT
(1)
, during the five most recently completed fiscal years.
Aside from our stock price performance, we believe that EBIT
(1)
is the most important financial metric that ties our NEOs’ compensation to our performance. Our year-over-year CAP outcomes do not always align proportionally
with the year-over-year EBIT
(1)
outcomes because a significant portion of the sensitivity to our NEOs’ CAP is tied to our stock price. As such, in addition to EBIT
(1),
we expect that stock price will continue to have a significant impact on CAP.

CAP versus CSM: EBIT

Compensation Actually Paid (CAP)
($ in millions)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
Earnings Before Interest and Taxes
($ in millions)
$700
$600
$500
$400
$300
$200
$100
$0
$29.3
$9.1
$12
$15.3
$5.6
$617
$1.5
$0.7
$280
$24.3
$8.2
$386
$3.6
$1.9
$452
Fiscal 2020
Fiscal 2021
Fiscal 2022
Fiscal 2023
Fiscal 2024
CAP to PEO
Average CAP to Non-PEO NEOs
EBIT

Important Financial Performance Measures

The following table sets forth an unranked list of the most important financial performance measures, including the CSM, used by the Company to link CAP (for all NEOs) to Company performance for Fiscal 2024.

Absolute TSR

EBIT (1)

Relative TSR

(1)
EBIT is a
non-GAAP
or adjusted measure. EBIT represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP
or adjusted measures.

2025 Proxy Statement	|	71

OWNERSHIP OF OUR SHARES

The following table shows, as of April 15, 2025, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors and director nominees; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

	Shares Beneficially Owned

	Common Stock(1)	Right to Acquire(2)	Total	Percent(3)

5% Beneficial Owners

BlackRock, Inc.(4)	29,170,014	—	29,170,014	16.8%

The Vanguard Group(5)	20,477,942	—	20,477,942	11.8%

Jay L. Schottenstein(6)(9)	11,135,780	1,843,888	12,979,668	7.4%

Dimensional Fund Advisors LP(7)	11,005,075	—	11,005,075	6.4%

Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP(8)	9,749,561	—	9,749,561	5.6%

Directors, Director Nominees and Named Executive Officers(9)

Marisa A. Baldwin	23,364	78,058	101,422

Sujatha Chandrasekaran	57,617	16,447	74,064	*

Jennifer M. Foyle	276,057	843,788	1,119,845	*

Deborah A. Henretta	—	72,283	72,283	*

Michael A. Mathias	126,737	226,047	352,784	*

Cary D. McMillan	4,095	175,459	179,554	*

Janice E. Page	112,345	3,537	115,882	*

David M. Sable	48,733	45,521	94,254	*

Noel J. Spiegel	40,000	160,666	200,666	*

All directors and executive officers as a group (10 persons in group)	11,824,708	3,465,694	15,290,402	8.7%

*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 15, 2025 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the 173,253,666 shares outstanding at April 15, 2025 and the shares that such stockholder has the right to acquire upon options exercisable within 60 days of April 15, 2025, deferred share units and dividend equivalents, if applicable.

(4)

In a Schedule 13G/A filed with the SEC on January 22, 2024, BlackRock, Inc. reported beneficial ownership of an aggregate amount of 29,170,014 shares. BlackRock, Inc. has sole voting power with respect to 28,375,912 shares, sole dispositive power with respect to 29,170,014 shares and shared voting power and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(5)

In a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group reported beneficial ownership of an aggregate amount of 20,477,942 shares. The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 168,441 shares, sole dispositive power with respect to 20,108,978 shares, and shared dispositive power with respect to 368,964 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)

For Mr. Schottenstein, the 12,979,668 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares; (2) shared power to vote and dispose of a revocable trust that owns 1,953,140 shares; (3) shared power to vote and dispose for trusts that own 3,593,903 shares; (4) sole power to vote and dispose of 1,843,888 shares for options exercisable within 60 days of April 15, 2025; (5) sole power to vote and dispose of 0 shares for restricted stock units vesting

72	|

OWNERSHIP OF OUR SHARES

within 60 days of April 15, 2025; (6) 2,971,202 shares held by SEI, Inc. (SEI). Mr. Schottenstein serves as Chairman of SEI and has or shares voting power for 60.6% of SEI; and (7) 2,611,235 shares held by Schottenstein SEI, LLC (SSEI). (Mr. Schottenstein is the manager of SSEI).

Excluded from the table are an aggregate of 3,835,371 shares held by various family trusts of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 16,815,039 or 9.7 % of the Company’s common stock as of April 15, 2025.

(7)

In a Schedule 13G filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP reported beneficial ownership of an aggregate amount of 11,005,075 shares. Dimensional Fund Advisors LP has sole voting power with respect to 10,794,773 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 11,005,075 shares, and shared dispositive power with respect to 0 shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(8)

In a Schedule 13G filed with the SEC on November 8, 2024, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP (collectively, “Wellington”) reported beneficial ownership of an aggregate amount of 9,749,561 shares. Wellington has shared voting power with respect to 7,503,494 shares, shares dispositive power with respect to 9,749,561 shares, and sole voting power and sole dispositive power with respect to 0 shares. The address for Wellington is 280 Congress Street, Boston MA 02210.

(9)

The address of each director, director nominee, and named executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each non-employee director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each non-employee director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count toward the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count toward the stock ownership requirement.

As of the Record Date of this Proxy Statement, each director owned shares in excess of these guidelines.

Executive Officers

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executive officers to think and act like owners. By encouraging executive officers to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executive officers are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards, such as restricted stock units. Unearned performance awards and unexercised stock options do not count toward ownership guideline attainment.

Executive officers not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long-term incentive awards for the executive officers to the Compensation Committee. If an executive officers does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. As of the Record Date of this Proxy Statement, the CEO and the President are in compliance with their requirements. Ms. Baldwin, who was hired in September 2021 and Mr. Mathias who was promoted into an executive officer role in April 2020 are on track to meet the requirement within a reasonable timeline and are subject to trading restrictions until the requirement has been met.

2025 Proxy Statement	|	73

INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2025 ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on May 1, 2025, the record date for the 2025 Annual Meeting, are entitled to vote at the 2025 Annual Meeting. As of the record date, there were 173,264,684 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What is the Difference Between Owning Shares as a Stockholder of Record and as a Beneficial Owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

What Is Included in the Proxy Materials? What Is a Proxy?

The proxy materials for our 2025 Annual Meeting include the Notice, this Proxy Statement and our Annual Report. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form (“VIF”).

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy.

We have designated the following three officers as proxies for the 2025 Annual Meeting: Michael A. Mathias, our Executive Vice President and Chief Financial Officer; Beth Henke, our Senior Vice President, General Counsel and Chief Compliance Officer; and Jennifer B. Stoecklein, our Vice President of Corporate Governance and Corporate Secretary.

Why did I receive a Notice of Internet Availability of Proxy Materials?

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery pursuant to SEC rules. On May 15, 2025, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. Utilizing this method of proxy delivery expedites receipt of proxy materials, reduces the cost of printing and mailing the full set of proxy materials, and helps us contribute to sustainable environmental practices.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Why Did I Receive More Than One Notice, Proxy Card or Voting Instruction Form?

If you received more than one Notice, proxy card or VIF, you own shares registered in different names or own shares held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and VIFs. If you are a stockholder of record and would like to consolidate your accounts, please contact Computershare at (888) 265-3747 for assistance. If you hold your shares through a bank, broker or other nominee, you should contact them directly and request consolidation.

How do I vote my shares?

We encourage stockholders to vote before the 2025 Annual Meeting. If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote at the virtual annual meeting.

74	|

INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2025 ANNUAL MEETING

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a VIF along with a Proxy Statement. You should follow the instructions on the Notice or the VIF in order to ensure that your vote is counted. Have your Notice, proxy card or VIF available when you access the virtual meeting website.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice must be received by the Company prior to 5 p.m. Eastern Daylight Time on June 27, 2025. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting virtually and voting online during the meeting.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by virtually attending the 2025 Annual Meeting and voting online during the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2025 Annual Meeting. A quorum will be present if a majority of the issued and outstanding shares of the Company’s common stock entitled to vote, as of the close of business on the record date, are represented by stockholders virtually present at the meeting or by proxy. At the close of business on the record date, there were 173,264,684 shares of common stock outstanding and entitled to vote.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. “Broker non-votes” occur when a beneficial owner of shares held in street name fails to provide instructions to the broker, bank, or other holder of record as to how to vote on matters deemed “non-routine.” We believe that Proposal 2 (Ratification of the Appointment of EY) is a “routine” matter and, as a result, we do not expect there to be any broker non-votes for this proposal. Proposal 1 (Election of Class III Directors) and Proposal 3 (Fiscal 2024 Say-on-Pay Vote) are “non-routine” matters, and brokers, banks or other holders of record cannot vote your shares on these proposals if you have not given voting instructions. In these cases, the broker, bank, or other holder of record can register your shares as being present at the 2025 Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the NYSE rules. We urge you to give voting instructions to your broker on all voting items.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the each of the Class III director nominees this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2025; and

•	FOR the approval of the Fiscal 2024 compensation of our named executive officers.

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware and our shares are listed on the NYSE. As a result, the Delaware General Corporation Law (“DGCL”) and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders.

Under our Bylaws, in an uncontested election, each director is to be elected by stockholders by the vote of a majority of votes cast. Our Bylaws provide that a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Under our Bylaws, votes cast include votes “against” and exclude “abstentions” with respect to that director’s election.

Under the DGCL, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve Proposals 2 and 3 appearing on the proxy card.

2025 Proxy Statement	|	75

INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2025 ANNUAL MEETING

The following table outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the 2025 Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established, the following voting requirements and related effect of abstentions and broker non-votes on each item for stockholder approval apply.

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions(1)	Effect of Broker Non-Votes(2)

Proposal 1 – Election of Class III Directors	“For,” “Against,” or “Abstain” for each nominee	FOR each nominee	Majority of the votes cast	None	None
Proposal 2 – Ratification of the Appointment of EY	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 2	Abstentions are treated as votes “against”	Brokers have discretion to vote on Item 2
Proposal 3 – Fiscal 2024 Say-on-Pay Vote	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 3	Abstentions are treated as votes “against”	None

(1)

Under the DGCL, shares that abstain with respect to Proposals 2 and 3 constitute shares that are present and entitled to vote and, accordingly, have the practical effect of being voted “against” such items.

(2)

Under NYSE rules, Proposal 2 is considered a “routine” proposal on which brokers are permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Proposals 1 and 3 are not considered to be routine matters and brokers will not be entitled to vote thereon unless beneficial owners provide voting instructions. Accordingly, broker non-votes will not be counted toward the tabulation of votes on Proposals 1 and 3.

How can I participate in the virtual 2025 Annual Meeting?

The 2025 Annual Meeting will be held exclusively online via live webcast. While you will not be able to attend the meeting at a physical location, we are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including being able to listen, vote and submit questions during the virtual meeting. You will be able to attend the virtual meeting by first registering at https://web.viewproxy.com/ae/2025 by 11:59 PM ET on June 22, 2025. Once you have registered, you will receive a meeting registration confirmation by email with your unique link to join the meeting, along with a password, prior to the meeting date.

We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the 2025 Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the 2025 Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent such questions adhere to the meeting’s Rules of Conduct and as time permits.

Both stockholders of record and beneficial owners will be able to attend the 2025 Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically during the 2025 Annual Meeting.

If you are a registered holder, your virtual control number will be on your Notice or proxy card.

76	|

INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2025 ANNUAL MEETING

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the 2025 Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2025 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/ae/2025. On the day of the 2025 Annual Meeting, you may only vote during the meeting by emailing a copy of your legal proxy to virtualmeeting@viewproxy.com by 11:59 p.m. ET on June 22, 2025.

How can I request technical assistance during the 2025 Annual Meeting?

There will be technicians ready to assist you with any technical difficulties that you may have with accessing the 2025 Annual Meeting live audio webcast. Please be sure to check in by 10:45 a.m. Eastern Daylight Time on June 25, 2025 (15 minutes prior to the start of the meeting is recommended), so that any technical difficulties may be addressed before the 2025 Annual Meeting live audio webcast begins at 11:00 a.m. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email virtualmeeting@viewproxy.com or call 866-612-8937.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. Our representatives may solicit proxies by mail, telephone, text, email or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses, and other custodians and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Could other matters be decided at the 2025 Annual Meeting?

We do not know of any other matters that will be considered at the 2025 Annual Meeting. If any matter other than those described in this Proxy Statement is properly brought before the 2025 Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Where and when will I be able to find the voting results?

You can find the final voting results of the 2025 Annual Meeting in the Current Report on Form 8-K that we will file with the SEC within four business days after the 2025 Annual Meeting. If the final voting results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final voting results in an amendment to such Form 8-K as soon as they become available.

2025 Proxy Statement	|	77

SUBMISSION OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Can I nominate someone for election to the Board?

Yes, for election at the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). You may do so by delivering to the Corporate Secretary, no earlier than March 27, 2026 and no later than April 26, 2026, a notice that sets forth all of the information required by our Charter and Bylaws. Our Charter and Bylaws are available on our Investor website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee as part of the Board’s annual director nomination process. Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. This submission should describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for the 2026 Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2026 Annual Meeting pursuant to Rule 14a-8 must be received by the Company (addressed to the attention of the Corporate Secretary) no later than January 15, 2026 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203.

Any stockholder proposal submitted outside the processes of Rule 14a-8 for presentation at our 2026 Annual Meeting will be considered untimely under our Bylaws if notice thereof is received before February 25, 2026 or after March 27, 2026. Additionally, such notice must include all of the information required by our Bylaws.

78	|

OTHER MATTERS

The only business that management intends to present at the 2025 Annual Meeting consists of the matters set forth in this Proxy Statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the 2025 Annual Meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice or set of proxy materials, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of such stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice or proxy materials sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300, and we will deliver the requested materials promptly. If you hold your shares in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future notices or proxy materials, as applicable, householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under “Financials & Filings” on our investors website at investors.ae.com. A request for a copy of such report should be directed to Investor Relations, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

2025 Proxy Statement	|	79

APPENDIX A

Description and Reconciliation of Non-GAAP Measures

This Proxy Statement, including the accompanying letter to stockholders, includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating income and operating margin. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP consolidated financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the company’s business and operations.

American Eagle Outfitters Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

(unaudited)

	Fiscal 2024
	Operating Income(1)(2)	Operating Margin %(1)(2)

GAAP Basis	$427,303	8.0%

Add: Impairment, Restructuring and Other Charges	$17,561	0.3%

Non-GAAP Basis	$444,864	8.3%

The following footnotes relate to the impairment, restructuring and other charges recorded in the 52 weeks ended February 1, 2025:

(1)	The Company recorded restructuring costs of $10.7 million related to employee severance.

(2)

The Company recorded impairment and restructuring costs of $6.8 million related to the sale of the Company’s Hong Kong retail operations to a third-party buyer. These costs primarily consist of impairment of $6.4 million and employee severance.

2025 Proxy Statement	|	A-1

APPENDIX A

American Eagle Outfitters Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

(unaudited)

	Fiscal 2023
	Operating Income(1)	Operating Margin %(1)

GAAP Basis	$222,717	4.2%

Add: Impairment, Restructuring and Other Charges	$152,645	2.9%

Non-GAAP Basis	$375,362	7.1%

The following footnotes relate to the impairment, restructuring and other charges recorded in the 53 weeks ended February 3, 2024:

(1)	Quiet Platforms: $119.6 million of impairment, restructuring, and other charges

•	$40.5 million of intangible asset impairment

•	$39.6 million of goodwill impairment

•	$24.7 million of long-term asset impairment primarily related to technology which is no longer a part of the long-term strategy

•	$9.9 million of employee severance based on our revised strategy for Quiet Platforms

•	$4.9 million of contract related charges

International: $10.9 million of impairment and restructuring charges

•	$4.7 million related to Japan operating lease right-of-use (“ROU”) assets and $3.6 million of Japan store property and equipment related to the exit of the Japan market

•	$1.3 million of Hong Kong operating lease ROU assets

•	$1.3 million of employee severance

Additionally, we recorded $11.0 million of inventory write-down charges related to restructuring our international operations, which was recorded separately in Cost of Sales.

Corporate: $11.2 million of impairment and restructuring charges

•	$6.0 million of employee severance related to corporate realignment

•	$5.2 million of other asset investment impairment related to further strategic business changes

All impairments were recorded due to insufficient prospective cash flows to support the asset value.

A-2	|

CORPORATE & STOCK INFORMATION Website INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, INC. AND OUR PRODUCTS IS AVAILABLE ON OUR WEBSITES: WWW.AEO-INC.COM, WWW.AE.COMAND WWW.AERIE.COM Stock Data SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL “AEO” Investor Inquiries IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, PLEASE VISIT OUR INVEST OR RELATIONS SECTION LOCATED AT WWW.AEO-INC.COM Transfer Agent COMPUTER SHARE TRUST COMPANY, N.A. PO BOX 43078 PROVIDENCE, RI02940 1-877-581-5548 Independent Auditors ERNST & YOUNG LLP 2100 ONE PPG PLACE PITTSBURGH, PA 15222 Corporate Headquarters AMERICAN EAGLE OUTFITTERS, INC. 77 HOT METAL STREET PITTSBURGH, PA15203 412-432-3300 BOARD OF DIRECTORS Jay L. Schottenstein EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER Sujatha Chandrasekaran DIRECTOR Deborah A. Henretta DIRECTOR Cary D. McMillan DIRECTOR Janice E. Page DIRECTOR David M. Sable DIRECTOR Noel J. Spiegel DIRECTOR

PROXY REPORT 2025

AMERICAN EAGLE OUTFITTERS, INC.

Annual Meeting of Stockholders

For Stockholders of record as of May 1, 2025.

Wednesday, June 25, 2025 at 11:00 AM Eastern Daylight Savings Time.

Annual Meeting will be held virtually via live webcast.

Please visit https://web.viewproxy.com/ae/2025.

HAVE YOUR PROXY CARD READY AND PLEASE USE ONE OF THE EASY VOTING METHODS BELOW

Internet: www.AALvote.com/AEO • Cast your vote online • Have your Proxy Card ready • Follow the simple recorded instructions

Phone: 1-866-804-9616 • Use any touch tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the Prepaid Envelope provided

Virtual: • You must register to attend the meeting online at: https://web.viewproxy.com/ae/2025

Scan QR Code for Digital Voting

VIRTUAL CONTROL NUMBER

FOLD HERE

PROXY

ANNUAL MEETING OF STOCKHOLDERS

AMERICAN EAGLE OUTFITTERS, INC.

JUNE 25, 2025

This Proxy is solicited by the Board of Directors of American Eagle Outfitters, Inc.,

which recommends that you vote “FOR” Proposals 1, 2 and 3.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Michael A. Mathias, Beth Henke, and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held via virtual meeting on Wednesday, June 25, 2025 at 11:00 AM Eastern Daylight Savings Time, and at any adjournment or adjournments thereof. In order to attend the meeting, you must register at https://web.viewproxy.com/ae/2025 by 11:59 PM ET on June 22, 2025. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Information About This Proxy Statement and the Annual Meeting.”

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Proposals

PLEASE MARK YOUR VOTE AS THIS EXAMPLE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, AND “FOR” PROPOSALS 2 AND 3.

Proposal 1: Election of Directors

NOMINEES:	FOR	AGAINST	ABSTAIN

(1) Deborah A. Henretta	☐	☐	☐

(2) Cary D. McMillan	☐	☐	☐

Proposal 2: Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 3: Hold an advisory vote on the compensation of our named executive officers.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Signatures

2025
Date

Signature(s) of Stockholders

Title (if applicable)

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Address change/Comments: If you noted any Address Changes and/ or Comments, please mark box. ☐

VIRTUAL CONTROL NUMBER

FOLD HERE